Exhibit 99.1

PROGRESS ENERGY, INC.

UNAUDITED CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

March 31, 2011

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS of INCOME

(in millions except per share data)

Three months ended March 31	2011	2010
Operating revenues	$2,167	$2,535

Operating expenses
Fuel used in electric generation	718	896
Purchased power	220	263
Operation and maintenance	494	480
Depreciation, amortization and accretion	154	246
Taxes other than on income	140	154
Other	(10)	2

Total operating expenses	1,716	2,041

Operating income	451	494

Other income (expense)
Interest income	1	2
Allowance for equity funds used during construction	29	21
Other, net	3	(5)

Total other income, net	33	18

Interest charges
Interest charges	199	191
Allowance for borrowed funds used during construction	(9)	(9)

Total interest charges, net	190	182

Income from continuing operations before income tax	294	330
Income tax expense	107	139

Income from continuing operations before cumulative effect of change in accounting principle	187	191
Discontinued operations, net of tax	(2)	1
Cumulative effect of change in accounting principle, net of tax	—	(2)

Net income	185	190
Net income attributable to noncontrolling interests, net of tax	(1)	—

Net income attributable to controlling interests	$184	$190

Average common shares outstanding – basic	295	284

Basic and diluted earnings per common share
Income from continuing operations attributable to controlling interests, net of tax	$0.63	$0.67
Discontinued operations attributable to controlling interests, net of tax	(0.01)	—

Net income attributable to controlling interests	$0.62	$0.67

Dividends declared per common share	$0.620	$0.620

Amounts attributable to controlling interests
Income from continuing operations, net of tax	$186	$189
Discontinued operations, net of tax	(2)	1

Net income attributable to controlling interests	$184	$190

See Notes to Progress Energy, Inc. Unaudited Condensed Consolidated Interim Financial Statements.

PROGRESS ENERGY, INC.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(in millions)	March 31, 2011	December 31, 2010
ASSETS
Utility plant
Utility plant in service	$29,782	$29,708
Accumulated depreciation	(11,711)	(11,567)

Utility plant in service, net	18,071	18,141
Other utility plant, net	220	220
Construction work in progress	2,533	2,205
Nuclear fuel, net of amortization	658	674

Total utility plant, net	21,482	21,240

Current assets
Cash and cash equivalents	172	611
Receivables, net	880	1,033
Inventory	1,276	1,226
Regulatory assets	101	176
Derivative collateral posted	135	164
Income taxes receivable	36	52
Prepayments and other current assets	193	214

Total current assets	2,793	3,476

Deferred debits and other assets
Regulatory assets	2,306	2,374
Nuclear decommissioning trust funds	1,641	1,571
Miscellaneous other property and investments	413	413
Goodwill	3,655	3,655
Other assets and deferred debits	332	325

Total deferred debits and other assets	8,347	8,338

Total assets	$32,622	$33,054

CAPITALIZATION AND LIABILITIES
Common stock equity
Common stock without par value, 500 million shares authorized, 294 million and 293 million shares issued and outstanding, respectively	$7,362	$7,343
Accumulated other comprehensive loss	(121)	(125)
Retained earnings	2,806	2,805

Total common stock equity	10,047	10,023

Noncontrolling interests	3	4

Total equity	10,050	10,027

Preferred stock of subsidiaries	93	93
Long-term debt, affiliate	273	273
Long-term debt, net	11,868	11,864

Total capitalization	22,284	22,257

Current liabilities
Current portion of long-term debt	300	505
Short-term debt	79	—
Accounts payable	849	994
Interest accrued	205	216
Dividends declared	184	184
Customer deposits	335	324
Derivative liabilities	220	259
Accrued compensation and other benefits	144	175
Other current liabilities	323	298

Total current liabilities	2,639	2,955

Deferred credits and other liabilities
Noncurrent income tax liabilities	1,765	1,696
Accumulated deferred investment tax credits	108	110
Regulatory liabilities	2,625	2,635
Asset retirement obligations	1,218	1,200
Accrued pension and other benefits	1,311	1,514
Derivative liabilities	239	278
Other liabilities and deferred credits	433	409

Total deferred credits and other liabilities	7,699	7,842

Commitments and contingencies (Notes 12 and 13)
Total capitalization and liabilities	$32,622	$33,054

See Notes to Progress Energy, Inc. Unaudited Condensed Consolidated Interim Financial Statements.

PROGRESS ENERGY, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS of CASH FLOWS

(in millions)

Three months ended March 31	2011	2010
Operating activities
Net income	$185	$190
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation, amortization and accretion	199	285
Deferred income taxes and investment tax credits, net	101	51
Deferred fuel cost (credit)	70	(45)
Allowance for equity funds used during construction	(29)	(21)
Other adjustments to net income	56	63
Cash provided (used) by changes in operating assets and liabilities
Receivables	163	(32)
Inventory	(49)	98
Derivative collateral posted	28	(157)
Other assets	(21)	(17)
Income taxes, net	57	165
Accounts payable	(89)	31
Accrued pension and other benefits	(224)	(18)
Other liabilities	(1)	(7)

Net cash provided by operating activities	446	586

Investing activities
Gross property additions	(501)	(555)
Nuclear fuel additions	(57)	(54)
Purchases of available-for-sale securities and other investments	(1,817)	(1,986)
Proceeds from available-for-sale securities and other investments	1,809	1,977
Other investing activities	46	(1)

Net cash used by investing activities	(520)	(619)

Financing activities
Issuance of common stock, net	8	197
Dividends paid on common stock	(183)	(175)
Net increase (decrease) in short-term debt	79	(140)
Proceeds from issuance of long-term debt, net	494	591
Retirement of long-term debt	(700)	(100)
Other financing activities	(63)	(44)

Net cash (used) provided by financing activities	(365)	329

Net (decrease) increase in cash and cash equivalents	(439)	296
Cash and cash equivalents at beginning of period	611	725

Cash and cash equivalents at end of period	$172	$1,021

Supplemental disclosures
Significant noncash transactions
Accrued property additions	$178	$235

See Notes to Progress Energy, Inc. Unaudited Condensed Consolidated Interim Financial Statements.

PROGRESS ENERGY, INC.

CAROLINA POWER & LIGHT COMPANY d/b/a/ PROGRESS ENERGY CAROLINAS, INC.

FLORIDA POWER CORPORATION d/b/a PROGRESS ENERGY FLORIDA, INC.

COMBINED NOTES TO UNAUDITED CONDENSED INTERIM FINANCIAL STATEMENTS

INDEX TO APPLICABLE COMBINED NOTES TO UNAUDITED CONDENSED INTERIM FINANCIAL STATEMENTS BY REGISTRANT

Each of the following combined notes to the unaudited condensed interim financial statements of the Progress Registrants are applicable to Progress Energy, Inc. but not to each of PEC and PEF. The following table sets forth which notes are applicable to each of PEC and PEF. The notes that are not listed below for PEC or PEF are not, and shall not be deemed to be, part of PEC’s or PEF’s financial statements contained herein.

Registrant	Applicable Notes

PEC	1 through 10, 12 and 13

PEF	1 through 10, 12 and 13

PROGRESS ENERGY, INC.

CAROLINA POWER & LIGHT COMPANY d/b/a PROGRESS ENERGY CAROLINAS, INC.

FLORIDA POWER CORPORATION d/b/a PROGRESS ENERGY FLORIDA, INC.

COMBINED NOTES TO UNAUDITED CONDENSED INTERIM FINANCIAL STATEMENTS

1.	ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A.	ORGANIZATION

In this report, Progress Energy, which includes Progress Energy, Inc. holding company (the Parent) and its regulated and nonregulated subsidiaries on a consolidated basis, is at times referred to as “we,” “us” or “our.” When discussing Progress Energy’s financial information, it necessarily includes the results of Carolina Power & Light Company d/b/a Progress Energy Carolinas, Inc. (PEC) and Florida Power Corporation d/b/a Progress Energy Florida, Inc. (PEF) (collectively, the Utilities). The term “Progress Registrants” refers to each of the three separate registrants: Progress Energy, PEC and PEF. The information in these combined notes relates to each of the Progress Registrants as noted in the Index to Applicable Combined Notes to Unaudited Condensed Interim Financial Statements by Registrant. However, neither of the Utilities makes any representation as to information related solely to Progress Energy or the subsidiaries of Progress Energy other than itself.

PROGRESS ENERGY

The Parent is a holding company headquartered in Raleigh, N.C., subject to regulation by the Federal Energy Regulatory Commission (FERC).

Our reportable segments are PEC and PEF, both of which are primarily engaged in the generation, transmission, distribution and sale of electricity. The Corporate and Other segment primarily includes amounts applicable to the activities of the Parent and Progress Energy Service Company, LLC (PESC) and other miscellaneous nonregulated businesses (Corporate and Other) that do not separately meet the quantitative disclosure requirements as a reportable business segment. See Note 11 for further information about our segments.

PEC

PEC is a regulated public utility primarily engaged in the generation, transmission, distribution and sale of electricity in portions of North Carolina and South Carolina. PEC’s subsidiaries are involved in insignificant nonregulated business activities. PEC is subject to the regulatory jurisdiction of the North Carolina Utilities Commission (NCUC), Public Service Commission of South Carolina (SCPSC), the United States Nuclear Regulatory Commission (NRC) and the FERC.

PEF

PEF is a regulated public utility primarily engaged in the generation, transmission, distribution and sale of electricity in west central Florida. PEF is subject to the regulatory jurisdiction of the Florida Public Service Commission (FPSC), the NRC and the FERC.

B.	BASIS OF PRESENTATION

These financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (GAAP) for interim financial information and with the instructions to Form 10-Q and Regulation S-X. Accordingly, they do not include all of the information and footnotes required by GAAP for annual financial statements. The December 31, 2010 condensed balance sheet data was derived from audited financial statements but does not include all disclosures required by GAAP. Because the accompanying interim financial statements do not include all of the information and footnotes required by GAAP for annual financial statements, they should be read in conjunction with the audited financial statements and notes thereto included in the Progress Registrants’ annual report on Form 10-K for the fiscal year ended December 31, 2010 (2010 Form 10-K).

The amounts included in these financial statements are unaudited but, in the opinion of management, reflect all adjustments necessary to fairly present the Progress Registrants’ financial position and results of operations for the interim periods. Unless otherwise noted, all adjustments are normal and recurring in nature. Due to seasonal weather variations, the impact of regulatory orders received, and the timing of outages of electric generating units, especially nuclear-fueled units, the results of operations for interim periods are not necessarily indicative of amounts expected for the entire year or future periods.

In preparing financial statements that conform to GAAP, management must make estimates and assumptions that affect the reported amounts of assets and liabilities, the reported amounts of revenues and expenses and the disclosure of contingent assets and liabilities at the date of the financial statements. Actual results could differ from those estimates.

Certain amounts for 2010 have been reclassified to conform to the 2011 presentation.

The Utilities collect from customers certain excise taxes levied by the state or local government upon the customers. The Utilities account for sales and use tax on a net basis and gross receipts tax, franchise taxes and other excise taxes on a gross basis.

The amount of gross receipts tax, franchise taxes and other excise taxes included in operating revenues and taxes other than on income in the statements of income were as follows:

	Three months ended March 31
(in millions)	2011	2010
Progress Energy	$73	$83
PEC	28	30
PEF	45	53

C.	CONSOLIDATION OF VARIABLE INTEREST ENTITIES

We consolidate all voting interest entities in which we own a majority voting interest and all variable interest entities (VIEs) for which we are the primary beneficiary. We determine whether we are the primary beneficiary of a VIE through a qualitative analysis that identifies which variable interest holder has the controlling financial interest in the VIE. The variable interest holder who has both of the following has the controlling financial interest and is the primary beneficiary: (1) the power to direct the activities of the VIE that most significantly impact the VIE’s economic performance and (2) the obligation to absorb losses of, or the right to receive benefits from, the VIE that could potentially be significant to the VIE. In performing our analysis, we consider all relevant facts and circumstances, including: the design and activities of the VIE, the terms of the contracts the VIE has entered into, the nature of the VIE’s variable interests issued and how they were negotiated with or marketed to potential investors, and which parties participated significantly in the design or redesign of the entity.

PROGRESS ENERGY

Progress Energy, through its subsidiary PEC, is the managing member, and primary beneficiary of, and consolidates an entity that qualifies for rehabilitation tax credits under Section 47 of the Internal Revenue Code. Our variable interests are debt and equity investments in the VIE. There were no changes to our assessment of the primary beneficiary for this VIE during 2010 or for the period ended March 31, 2011. No financial or other support has been provided to the VIE during the periods presented.

The following table sets forth the carrying amount and classification of our investment in the partnership as reflected in the Consolidated Balance Sheets:

(in millions)	March 31, 2011	December 31, 2010
Miscellaneous other property and investments	$12	$12
Other assets and deferred debits	1	1
Accounts payable	5	5

The assets of the VIE are collateral for, and can only be used to settle, its obligations. The creditors of the VIE do not have recourse to our general credit or the general credit of PEC, and there are no other arrangements that could expose us to losses.

Progress Energy, through its subsidiary PEC, is the primary beneficiary of two VIEs that were established to lease buildings to PEC under capital lease agreements. Our maximum exposure to loss from these leases is a $7.5 million mandatory fixed price purchase option for one of the buildings. Total lease payments to these counterparties under the lease agreements were $1 million for each of the three months ended March 31, 2010 and 2011. We have requested the necessary information to consolidate these entities; both entities from which the necessary financial information was requested declined to provide the information to us, and, accordingly, we have applied the information scope exception provided by GAAP to the entities. We believe the effect of consolidating the entities would have an insignificant impact on our common stock equity, net earnings or cash flows. However, because we have not received any financial information from the counterparties, the impact cannot be determined at this time.

PEC

See discussion of PEC’s variable interests within the Progress Energy section.

PEF

PEF has no significant variable interests in VIEs.

2.	MERGER AGREEMENT

On January 8, 2011, Duke Energy Corporation (Duke Energy) and Progress Energy entered into an Agreement and Plan of Merger (the Merger Agreement). Pursuant to the Merger Agreement, Progress Energy will be acquired by Duke Energy in a stock-for-stock transaction (the Merger) and continue as a wholly owned subsidiary of Duke Energy.

Under the terms of the Merger Agreement, each share of Progress Energy common stock will be cancelled and converted into the right to receive 2.6125 shares of Duke Energy common stock. Each outstanding option to acquire, and each outstanding equity award relating to, one share of Progress Energy common stock will be converted into an option to acquire, or an equity award relating to, 2.6125 shares of Duke Energy common stock. The board of directors of Duke Energy approved a reverse stock split, at a ratio of 1-for-3, which will be subject to completion of the Merger and receipt of the requisite approval of the shareholders of Duke Energy. Accordingly, the adjusted exchange ratio is expected to be 0.87083 of a share of Duke Energy common stock, options and equity awards for each Progress Energy common share, option and equity award.

Consummation of the Merger is subject to customary conditions, including, among others things, approval of the shareholders of each company, expiration or termination of the applicable Hart-Scott-Rodino Act waiting period, and receipt of approvals, to the extent required, from the FERC, the Federal Communications Commission, the NRC, the NCUC, the Kentucky Public Service Commission, the SCPSC, the FPSC, the Indiana Utility Regulatory Commission and the Ohio Public Utilities Commission. The status of these matters is as follows:

•

On March 17, 2011, Duke Energy filed a registration statement on Form S-4 with the SEC. This filing and its subsequent amendments contain a preliminary joint proxy statement for a special meeting of each company’s shareholders to vote on the Merger. Shareholder meetings for Duke Energy and Progress Energy for shareholders to vote on the Merger are expected in mid-summer.

•

On March 28, 2011, Progress Energy and Duke Energy submitted their Hart-Scott-Rodino filing with the U.S. Department of Justice (DOJ) for review under U.S. antitrust laws. The 30-day waiting period required by the Hart-Scott-Rodino Act expired without Progress Energy or Duke Energy having received requests for additional information. Progress Energy and Duke Energy have met their obligations under the Hart-Scott-Rodino Act.

•

On March 30, 2011, Progress Energy and Duke Energy made filings with the NRC for approval for transfer of control of licenses for Progress Energy’s nuclear facilities to include Duke Energy as the ultimate parent corporation on these licenses. NRC approval is expected to take six to nine months.

•	On April 4, 2011, Progress Energy and Duke Energy filed an application to approve the Merger with the Kentucky Public Service Commission. Procedural hearings have been scheduled for July 6, 2011.

•

On April 4, 2011, Progress Energy and Duke Energy made joint filings with the FERC, which assesses market power-related issues. The first filing is a Joint Dispatch Agreement, pursuant to which PEC and Duke Energy Carolinas will agree to jointly dispatch their generation facilities in order to achieve certain of the operating efficiencies expected to result from the Merger. The second filing is a joint open access transmission tariff pursuant to which PEC and Duke Energy Carolinas will agree to provide transmission service over their transmission facilities under a single transmission rate. The FERC is expected to rule on the filings within 180 days.

•

On April 4, 2011, Progress Energy and Duke Energy filed a merger approval application and an application for approval of a Joint Dispatch Agreement between PEC and Duke Energy Carolinas with the NCUC. Procedural hearings have been scheduled for September 20, 2011.

•

On April 25, 2011, Progress Energy and Duke Energy filed a merger-related filing and an application for approval of a Joint Dispatch Agreement between PEC and Duke Energy Carolinas with the SCPSC. Procedural hearings have not been scheduled.

Certain Progress Energy shareholders have filed class action lawsuits in the state and federal courts in North Carolina against Progress Energy and each of the members of Progress Energy’s board of directors (See Note 13C).

See Note 25 in the 2010 Form 10-K for additional information regarding the Merger.

3.	NEW ACCOUNTING STANDARDS

FAIR VALUE MEASUREMENT AND DISCLOSURES

In January 2010, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) 2010-06, “Fair Value Measurements and Disclosures (Topic 820): Improving Disclosures about Fair Value Measurements,” which amends Accounting Standards Codification (ASC) 820 to clarify certain existing disclosure requirements and to require a number of additional disclosures, including amounts and reasons for significant transfers between the three levels of the fair value hierarchy, and presentation of certain information in the reconciliation of recurring Level 3 measurements on a gross basis. ASU 2010-06 was effective for us on January 1, 2010, with certain disclosures effective January 1, 2011. The adoption of ASU 2010-06 resulted in additional disclosure in the notes to the financial statements but did not have an impact on our or the Utilities’ financial position or results of operations.

4.	REGULATORY MATTERS

A.	PEC RETAIL RATE MATTERS

COST RECOVERY FILINGS

On May 5, 2011, PEC filed with the SCPSC an application for a $24 million increase in the fuel rate charged to its South Carolina ratepayers, driven by rising fuel prices. If approved, the increase will be effective July 1, 2011, and will increase residential electric bills by $3.71 per 1,000 kilowatt-hour (kWh). On May 2, 2011, PEC also filed with the SCPSC for a $4 million increase in the demand-side management (DSM) and energy-efficiency (EE) rate, driven by the introduction of new and the expansion of existing DSM and EE programs. If approved, the increase will be effective July 1, 2011, and will increase residential electric bills by $1.25 per 1,000 kWh. The net impact of the two filings will result in an average increase in residential electric bills of 5 percent. We cannot predict the outcome of this matter.

OTHER MATTERS

Construction of Generating Facilities

The NCUC has granted PEC permission to construct three new generating facilities: an approximately 600-MW combined cycle dual-fuel facility at its Richmond generation facility, an approximately 950-MW combined cycle natural gas-fueled facility at its Lee generation facility, and an approximately 620-MW natural gas-fueled facility at its Sutton generation facility. The facilities are expected to be placed in service in June 2011, January 2013 and December 2013, respectively.

Planned Retirements of Generating Facilities

PEC filed a plan with the NCUC and the SCPSC to retire all of its coal-fired generating facilities in North Carolina that do not have scrubbers. These facilities total approximately 1,500 MW at four sites. In March 2011, PEC advised the NCUC and the SCPSC that the coal-fired generating facilities at one of the four sites, the Weatherspoon site, is expected to be retired on October 1, 2011. PEC expects to retire the remaining facilities by the end of 2014.

The net carrying value of the four facilities at March 31, 2011, of $171 million is included in other utility plant, net on the Consolidated Balance Sheets. Consistent with ratemaking treatment, PEC will continue to depreciate each plant using the current depreciation lives and rates on file with the NCUC and the SCPSC until the earlier of the plant’s retirement or PEC’s completion and filing of a new depreciation study on or before March 31, 2013. The final recovery periods may change in connection with the regulators’ determination of the rate recovery of the remaining net carrying value.

B.	PEF RETAIL RATE MATTERS

CR3 OUTAGE

In September 2009, the Crystal River Unit No. 3 Nuclear Plant (CR3) began an outage for normal refueling and maintenance as well as an uprate project to increase its generating capability and to replace two steam generators. During preparations to replace the steam generators, workers discovered a delamination within the concrete of the outer wall of the containment building, which resulted in an extension of the outage. After comprehensive analysis, we determined that the concrete delamination at CR3 was caused by redistribution of stresses on the containment wall that occurred when we created an opening to accommodate the replacement of the unit’s steam generators. In March 2011, the work to return the plant to service was suspended after monitoring equipment at the repair site identified a new delamination that occurred after the repair work was completed and during the late stages of retensioning the containment building. CR3 will remain out of service while we conduct a thorough engineering analysis and review of the new delamination and evaluate repair options.

The potential repair options, which will be based on the engineering analysis, could range from repair of the impacted areas to replacement of a substantial portion of the concrete walls of the containment building. Repair options that alter the original licensing basis could require approval by the NRC. Once the repair options are known, there are many additional factors that will be considered in the decision about the unit’s operation, including, among other things, customer benefits; public, regulatory and political support; adequate financial cost-recovery mechanisms; the scope of insurance coverage for replacement power and repair costs (as discussed below); and NRC renewal of CR3’s operating license. CR3’s current operating license expires in December 2016, and PEF applied for a 20-year renewal of the license in 2008. Our current intention is to return CR3 to service as it is an important aspect of providing power to our customers from a diverse portfolio of baseload generation. We currently believe that retiring and decommissioning the unit without returning it to service is unlikely. However, we cannot estimate a return-to-service date or the cost of repair at this time.

PEF maintains insurance coverage against incremental costs of replacement power resulting from prolonged accidental outages at CR3 through Nuclear Electric Insurance Limited (NEIL). NEIL has confirmed that the CR3 initial delamination is a covered accident. Following a 12-week deductible period, the NEIL program provided reimbursement for replacement power costs for 52 weeks at $4.5 million per week, through April 9, 2011. An additional 71 weeks of coverage is provided at $3.6 million per week. Accordingly, the NEIL program provides replacement power coverage of up to $490 million per event. PEF also maintains insurance coverage through

NEIL’s accidental property damage program, which provides insurance coverage up to $2.25 billion with a $10 million deductible per claim. PEF is continuing to work with NEIL for recovery of applicable repair costs and associated replacement power costs.

The following table summarizes the CR3 replacement power and repair costs and recovery through March 31, 2011:

(in millions)	Replacement Power Costs	Repair Costs
Spent to date	$339	$182
NEIL proceeds received to date	(144)	(75)
Insurance receivable at March 31, 2011	(85)	(62)

Balance for recovery	$110	$45

PEF believes the actions taken and costs incurred in response to the CR3 delamination have been prudent and, accordingly, considers replacement power and capital costs not recoverable through insurance to be recoverable through its fuel cost-recovery clause or base rates. As approved by the FPSC, on January 1, 2011, PEF began collecting, subject to refund, replacement power costs related to CR3 within the fuel clause (See Note 7C in the 2010 Form 10-K). PEF has recorded $229 million of NEIL replacement power cost reimbursements subsequent to the deductible period, which reduced the portion of the deferred fuel regulatory asset related to the extended CR3 outage to $110 million at March 31, 2011. Additional replacement power costs and repair and maintenance costs incurred until CR3 is returned to service could be material. We cannot predict with certainty the future recoverability of these costs. Failure to recover some or all of these costs could have a material adverse effect on our and PEF’s financial results.

On October 25, 2010, the FPSC approved PEF’s motion to establish a separate spin-off docket to review the prudence and costs related to the outage and replacement fuel and power costs associated with the CR3 extended outage. This docket will allow the FPSC to evaluate PEF’s actions concerning the concrete delamination and review PEF’s resulting costs associated with the extended outage. On April 26, 2011, the FPSC denied PEF’s motion to bifurcate the spin-off docket into two phases. The FPSC ordered PEF to file an updated status report with the FPSC on May 19, 2011, and scheduled a status conference for May 23, 2011.

We cannot predict the outcome of these matters.

COST OF REMOVAL RESERVE

The base rate settlement agreement in effect through the last billing cycle of 2012 provides that PEF will have the discretion to reduce amortization expense (cost of removal component) by up to $150 million in 2010, up to $250 million in 2011, and up to any remaining balance in the cost of removal reserve in 2012 until the earlier of (a) PEF’s applicable cost of removal reserve reaches zero, or (b) the expiration of the settlement agreement at the end of 2012. In the event PEF reduces amortization expense by less than the annual amounts for 2010 or 2011, PEF may carry forward (i.e., increase the annual cap by) any unused cost of removal reserve amounts in subsequent years during the term of the agreement. PEF carried an unused balance of $90 million forward from 2010, which is available to reduce future amortization expense. For the three months ended March 31, 2011, PEF recognized an $80 million reduction in amortization expense pursuant to the settlement agreement. PEF’s applicable cost of removal reserve of $369 million is recorded as a regulatory liability on its March 31, 2011 Balance Sheet. The balance of the cost of removal reserve is impacted by accruals in accordance with PEF’s latest depreciation study, removal costs expended and reductions in amortization expense as permitted by the settlement agreement.

NUCLEAR COST RECOVERY

Levy Nuclear

In 2008, the FPSC granted PEF’s petition for an affirmative Determination of Need and related orders requesting cost recovery under Florida’s nuclear cost-recovery rule for PEF’s proposed Levy Units No. 1 and No. 2 Nuclear Power Plants (Levy), together with the associated facilities, including transmission lines and substation facilities.

Major construction activities on the Levy project are being postponed until after the NRC issues the combined license (COL), which is expected in 2013 if the current licensing schedule remains on track. Taking into account cost, potential carbon regulation, fossil fuel price volatility and the benefits of fuel diversification, we consider Levy to be PEF’s preferred baseload generation option. Along with the FPSC’s annual prudence reviews, we will continue to evaluate the project on an ongoing basis based on certain criteria, including, but not limited to, public, regulatory and political support; adequate financial cost-recovery mechanisms; appropriate levels of joint owner participation; customer rate impacts; project feasibility, including comparison to other generation options; DSM and EE programs; and availability and terms of capital financing.

CR3 Uprate

In 2007, the FPSC issued an order approving PEF’s Determination of Need petition related to a multi-stage uprate of CR3 that will increase CR3’s gross output by approximately 180 MW during its next refueling outage. PEF implemented the first-stage design modifications in 2008. The third and final stage of the uprate will require a license amendment to be filed with the NRC. PEF is in the process of finalizing that amendment request.

Cost Recovery

On May 2, 2011, PEF filed its annual nuclear cost-recovery filing with the FPSC to recover $158 million, which includes recovery of pre-construction and carrying costs and Capacity Cost-Recovery Clause (CCRC) recoverable operation and maintenance (O&M) expense incurred or anticipated to be incurred during 2012, recovery of $115 million of prior years deferrals in 2012, as well as the estimated actual true-up of 2011 costs associated with the Levy and CR3 uprate projects. This results in a decrease in the nuclear cost-recovery charge of $0.33 per 1,000 kWh for residential customers, which if approved, would begin with the first January 2012 billing cycle. The FPSC has scheduled hearings in this matter for August 2011, with a decision expected in October 2011. We cannot predict the outcome of this matter.

DEMAND-SIDE MANAGEMENT COST RECOVERY

On December 30, 2009, the FPSC ordered PEF and other Florida utilities to adopt DSM goals based on enhanced measures, which will result in significantly higher conservation goals. As subsequently revised by the FPSC, PEF’s aggregate conservation goals over the next 10 years were: 1,134 Summer MW, 1,058 Winter MW, and 3,205 gigawatt-hours (GWh). On March 30, 2010, PEF filed a petition for approval of its proposed DSM plan and to authorize cost recovery through the Energy Conservation Cost Recovery Clause (ECCR). On September 14, 2010, the FPSC held an agenda conference to approve PEF’s petition for the DSM plan. The FPSC ruled that while PEF’s proposed DSM plan met the cumulative, 10-year DSM goals set by the FPSC, the plan did not meet the annual DSM goals. On October 4, 2010, the FPSC denied PEF’s petition for the DSM plan, approved PEF’s solar pilot programs, and required PEF to file a revised proposed DSM plan that meets the annual goals set by the FPSC. PEF filed a revised proposed DSM plan on November 29, 2010. An agenda conference has been scheduled by the FPSC for May 24, 2011. We cannot predict the outcome of this matter.

5.	EQUITY AND COMPREHENSIVE INCOME

A.	EARNINGS PER COMMON SHARE

There are no material differences between our basic and diluted earnings per share amounts for the three months ended March 31, 2011 and 2010. The effects of restricted stock unit awards, performance share awards and stock options outstanding on diluted earnings per share are immaterial.

B.	RECONCILIATION OF TOTAL EQUITY

PROGRESS ENERGY

The consolidated financial statements include the accounts of the Parent and its majority owned subsidiaries. Noncontrolling interests principally represent minority shareholders’ proportionate share of the equity of a subsidiary and a VIE (See Note 1C).

The following table presents changes in total equity for the year to date:

(in millions)	Total Common Stock Equity	Noncontrolling Interests	Total Equity
Balance, December 31, 2010	$10,023	$4	$10,027
Net income(a)	184	(1)	183
Other comprehensive income	4	—	4
Issuance of shares through offerings and stock- based compensation plans (See Note 5D)	19	—	19
Dividends declared	(183)	—	(183)
Distributions to noncontrolling interests	—	(2)	(2)
Other	—	2	2

Balance, March 31, 2011	$10,047	$3	$10,050

Balance, December 31, 2009	$9,449	$6	$9,455
Net income(a)	190	(2)	188
Other comprehensive loss	(4)	—	(4)
Issuance of shares through offerings and stock- based compensation plans (See Note 5D)	220	—	220
Dividends declared	(179)	—	(179)
Other	—	1	1

Balance, March 31, 2010	$9,676	$5	$9,681

(a)

For the three months ended March 31, 2011, consolidated net income of $185 million includes $2 million attributable to preferred shareholders of subsidiaries. For the three months ended March 31, 2010, consolidated net income of $190 million includes $2 million attributable to preferred shareholders of subsidiaries. Income attributable to preferred shareholders of subsidiaries is not a component of total equity and is excluded from the table above.

PEC

Interim disclosures of changes in equity are required if the reporting entity has less than wholly-owned subsidiaries, of which PEC has none. Therefore, an equity reconciliation for PEC has not been provided.

PEF

Interim disclosures of changes in equity are required if the reporting entity has less than wholly-owned subsidiaries, of which PEF has none. Therefore, an equity reconciliation for PEF has not been provided.

C.	COMPREHENSIVE INCOME

PROGRESS ENERGY

	Three months ended March 31
(in millions)	2011	2010
Net income	$185	$190
Other comprehensive income (loss)
Reclassification adjustments included in net income
Change in cash flow hedges (net of tax expense of $1 and $1)	1	2
Change in unrecognized items for pension and other postretirement benefits (net of tax expense of $1 and $1)	1	1
Net unrealized gains (losses) on cash flow hedges (net of tax (expense) benefit of $(1) and $4)	2	(6)
Other (net of tax expense of $-)	—	(1)

Other comprehensive income (loss)	4	(4)

Comprehensive income	189	186
Comprehensive income attributable to noncontrolling interests	(1)	—

Comprehensive income attributable to controlling interests	$188	$186

PEC

	Three months ended March 31
(in millions)	2011	2010
Net income	$131	$136
Other comprehensive income (loss)
Reclassification adjustments included in net income
Change in cash flow hedges (net of tax expense of $1 and $1)	1	1
Net unrealized gains (losses) on cash flow hedges (net of tax (expense) benefit of $(1) and $1)	1	(1)

Other comprehensive income	2	—

Comprehensive income	133	136
Comprehensive loss attributable to noncontrolling interests	—	2

Comprehensive income attributable to controlling interests	$133	$138

PEF

	Three months ended March 31
(in millions)	2011	2010
Net income	$102	$102
Other comprehensive loss
Net unrealized losses on cash flow hedges (net of tax benefit of $- and $2)	—	(3)

Other comprehensive loss	—	(3)

Comprehensive income	$102	$99

D.	COMMON STOCK

At March 31, 2011 and December 31, 2010, we had 500 million shares of common stock authorized under our charter, of which 294 million and 293 million shares were outstanding, respectively. We periodically issue shares of common stock through the Progress Energy 401(k) Savings & Stock Ownership Plan (401(k)), the Progress Energy Investor Plus Plan (IPP) and other benefit plans.

The following table presents information for our common stock issuances:

	Three months ended March 31
	2011		2010
(in millions)	Shares	Net Proceeds	Shares	Net Proceeds
Total issuances	1.0	$8	6.1	$197
Issuances through 401(k) and/or IPP	—	1	5.2	197

6.	PREFERRED STOCK OF SUBSIDIARIES

All of our preferred stock was issued by the Utilities. The preferred stock is considered temporary equity due to certain provisions that could require us to redeem the preferred stock for cash. In the event dividends payable on PEC or PEF preferred stock are in default for an amount equivalent to or exceeding four quarterly dividend payments, the holders of the preferred stock are entitled to elect a majority of PEC’s or PEF’s respective board of directors until all accrued and unpaid dividends are paid. All classes of preferred stock are entitled to cumulative dividends with preference to the common stock dividends, are redeemable by vote of the Utilities’ respective board of directors at any time, and do not have any preemptive rights. All classes of preferred stock have a liquidation preference equal to $100 per share plus any accumulated unpaid dividends except for PEF’s 4.75%, $100 par value class, which does not have a liquidation preference. Each holder of PEC’s preferred stock is entitled to one vote. The holders of PEF’s preferred stock have no right to vote except for certain circumstances involving dividends payable on preferred stock that are in default or certain matters affecting the rights and preferences of the preferred stock.

7.	DEBT AND CREDIT FACILITIES

Material changes to Progress Energy’s, PEC’s and PEF’s debt and credit facilities and financing activities since December 31, 2010, are as follows.

On January 21, 2011, the Parent issued $500 million of 4.40% Senior Notes due 2021. The net proceeds, along with available cash on hand, were used to retire the $700 million outstanding aggregate principal balance of our 7.10% Senior Notes due March 1, 2011.

On May 3, 2011, $22 million of the Parent’s $500 million revolving credit agreement (RCA) expired, leaving the Parent with total credit commitments of $478 million supported by 14 financial institutions. After the $22 million expiration, our combined credit commitments for the Parent, PEC and PEF are $1.978 billion, supported by 23 financial institutions.

8.	FAIR VALUE DISCLOSURES

A.	DEBT AND INVESTMENTS

PROGRESS ENERGY

DEBT

The carrying amount of our long-term debt, including current maturities, was $12.441 billion and $12.642 billion at

March 31, 2011 and December 31, 2010, respectively. The estimated fair value of this debt, as obtained from quoted market prices for the same or similar issues, was $13.6 billion and $14.0 billion at March 31, 2011 and December 31, 2010, respectively.

INVESTMENTS

Certain investments in debt and equity securities that have readily determinable market values are accounted for as available-for-sale securities at fair value. Our available-for-sale securities include investments in stocks, bonds and cash equivalents held in trust funds, pursuant to NRC requirements, to fund certain costs of decommissioning the Utilities’ nuclear plants as discussed in Note 4C in the 2010 Form 10-K. Nuclear decommissioning trust (NDT) funds are presented on the Consolidated Balance Sheets at fair value. In addition to the NDT funds, we hold other debt investments in certain benefit trusts classified as available-for-sale, which are included in miscellaneous other property and investments on the Consolidated Balance Sheets at fair value.

The following table summarizes our available-for-sale securities at March 31, 2011 and December 31, 2010:

(in millions)	Fair Value	Unrealized Losses	Unrealized Gains
March 31, 2011
Common stock equity	$1,089	$12	$461
Preferred stock and other equity	52	—	11
Corporate debt	88	—	5
U.S. state and municipal debt	104	4	2
U.S. and foreign government debt	232	1	9
Money market funds and other	89	—	1

Total	$1,654	$17	$489

December 31, 2010
Common stock equity	$1,021	$13	$408
Preferred stock and other equity	28	—	11
Corporate debt	90	—	6
U.S. state and municipal debt	132	4	3
U.S. and foreign government debt	264	2	10
Money market funds and other	52	—	1

Total	$1,587	$19	$439

The NDT funds and other available-for-sale debt investments held in certain benefit trusts are managed by third-party investment managers who have a right to sell securities without our authorization. Net unrealized gains and losses of the NDT funds that would be recorded in earnings or other comprehensive income by a nonregulated entity are recorded as regulatory assets and liabilities pursuant to ratemaking treatment. Therefore, the preceding table includes the unrealized gains and losses for the NDT funds based on the original cost of the trust investments. All of the unrealized losses and unrealized gains for 2011 and 2010 relate to the NDT funds. There were no material unrealized losses and unrealized gains for the other available-for-sale debt securities held in benefit trusts at March 31, 2011 and December 31, 2010.

The aggregate fair value of investments that related to the 2011 and 2010 unrealized losses was $188 million and $195 million, respectively.

At March 31, 2011, the fair value of our available-for-sale debt securities by contractual maturity was:

(in millions)
Due in one year or less	$42
Due after one through five years	153
Due after five through 10 years	156
Due after 10 years	80

Total	$431

The following table presents selected information about our sales of available-for-sale securities during the three months ended March 31, 2011 and 2010. Realized gains and losses were determined on a specific identification basis.

(in millions)	2011	2010
Proceeds	$1,744	$1,937
Realized gains	9	5
Realized losses	4	6

Proceeds were primarily related to NDT funds. Some of our benefit investment trusts are managed by third-party investment managers who have the right to sell securities without our authorization. Losses for investments in these benefit investment trusts were not material. Other securities are evaluated on an individual basis to determine if a decline in fair value below the carrying value is other-than-temporary. At March 31, 2011 and December 31, 2010, our other securities had no investments in a continuous loss position for greater than 12 months.

PEC

DEBT

The carrying amount of PEC’s long-term debt, including current maturities, was $3.693 billion at March 31, 2011 and December 31, 2010. The estimated fair value of this debt, as obtained from quoted market prices for the same or similar issues, was $4.0 billion at March 31, 2011 and December 31, 2010.

INVESTMENTS

Certain investments in debt and equity securities that have readily determinable market values are accounted for as available-for-sale securities at fair value. PEC’s available-for-sale securities include investments in stocks, bonds and cash equivalents held in trust funds, pursuant to NRC requirements, to fund certain costs of decommissioning PEC’s nuclear plants as discussed in Note 4C in the 2010 Form 10-K. NDT funds are presented on the Consolidated Balance Sheets at fair value.

The following table summarizes PEC’s available-for-sale securities at March 31, 2011 and December 31, 2010:

(in millions)	Fair Value	Unrealized Losses	Unrealized Gains
March 31, 2011
Common stock equity	$699	$10	$291
Preferred stock and other equity	16	—	7
Corporate debt	75	—	4
U.S. state and municipal debt	48	1	1
U.S. and foreign government debt	200	1	8
Money market funds and other	35	—	1

Total	$1,073	$12	$312

(in millions)	Fair Value	Unrealized Losses	Unrealized Gains
December 31, 2010
Common stock equity	$652	$10	$256
Preferred stock and other equity	14	—	6
Corporate debt	72	—	5
U.S. state and municipal debt	51	1	1
U.S. and foreign government debt	199	1	9
Money market funds and other	42	—	1

Total	$1,030	$12	$278

The NDT funds are managed by third-party investment managers who have a right to sell securities without our authorization. Net unrealized gains and losses of the NDT funds that would be recorded in earnings or other comprehensive income by a nonregulated entity are recorded as regulatory assets and liabilities pursuant to ratemaking treatment. Therefore, the preceding table includes the unrealized gains and losses for the NDT funds based on the original cost of the trust investments. All of the unrealized losses and gains for 2011 and 2010 relate to the NDT funds.

The aggregate fair value of investments that related to the March 31, 2011 and December 31, 2010 unrealized losses was $122 million and $104 million, respectively.

At March 31, 2011, the fair value of PEC’s available-for-sale debt securities by contractual maturity was:

(in millions)
Due in one year or less	$14
Due after one through five years	139
Due after five through 10 years	118
Due after 10 years	59

Total	$330

The following table presents selected information about PEC’s sales of available-for-sale securities during the three months ended March 31, 2011 and 2010. Realized gains and losses were determined on a specific identification basis.

(in millions)	2011	2010
Proceeds	$131	$107
Realized gains	3	3
Realized losses	1	5

PEC’s proceeds were primarily related to NDT funds. Other securities are evaluated on an individual basis to determine if a decline in fair value below the carrying value is other-than-temporary. At March 31, 2011 and December 31, 2010, PEC did not have any other securities.

PEF

DEBT

The carrying amount of PEF’s long-term debt, including current maturities, was $4.482 billion at March 31, 2011 and December 31, 2010. The estimated fair value of this debt, as obtained from quoted market prices for the same or similar issues, was $4.9 billion and $5.0 billion at March 31, 2011 and December 31, 2010, respectively.

INVESTMENTS

Certain investments in debt and equity securities that have readily determinable market values are accounted for as available-for-sale securities at fair value. PEF’s available-for-sale securities include investments in stocks, bonds and cash equivalents held in trust funds, pursuant to NRC requirements, to fund certain costs of decommissioning PEF’s nuclear plant as discussed in Note 4C in the 2010 Form 10-K. The NDT funds are presented on the Balance Sheets at fair value.

The following table summarizes PEF’s available-for-sale securities at March 31, 2011 and December 31, 2010:

(in millions)	Fair Value	Unrealized Losses	Unrealized Gains
March 31, 2011
Common stock equity	$390	$2	$170
Preferred stock and other equity	36	—	4
Corporate debt	13	—	1
U.S. state and municipal debt	56	3	1
U.S. and foreign government debt	32	—	1
Money market funds and other	47	—	—

Total	$574	$5	$177

December 31, 2010
Common stock equity	$369	$3	$152
Preferred stock and other equity	14	—	5
Corporate debt	14	—	1
U.S. state and municipal debt	81	3	2
U.S. and foreign government debt	62	1	1
Money market funds and other	10	—	—

Total	$550	$7	$161

The NDT funds are managed by third-party investment managers who have a right to sell securities without our authorization. Net unrealized gains and losses of the NDT funds that would be recorded in earnings or other comprehensive income by a nonregulated entity are recorded as regulatory assets and liabilities pursuant to ratemaking treatment. Therefore, the preceding table includes unrealized gains and losses for the NDT funds based on the original cost of the trust investments. All of the unrealized losses and gains for 2011 and 2010 relate to the NDT funds.

The aggregate fair value of investments that related to the March 31, 2011 and December 31, 2010 unrealized losses was $66 million and $87 million, respectively.

At March 31, 2011, the fair value of PEF’s available-for-sale debt securities by contractual maturity was:

(in millions)
Due in one year or less	$28
Due after one through five years	14
Due after five through 10 years	38
Due after 10 years	21

Total	$101

The following table presents selected information about PEF’s sales of available-for-sale securities during the three months ended March 31, 2011 and 2010. Realized gains and losses were determined on a specific identification basis.

(in millions)	2011	2010
Proceeds	$1,606	$1,790
Realized gains	6	2
Realized losses	3	1

PEF’s proceeds were related to NDT funds. Other securities are evaluated on an individual basis to determine if a decline in fair value below the carrying value is other-than-temporary. At March 31, 2011 and December 31, 2010, PEF did not have any other securities.

B.	FAIR VALUE MEASUREMENTS

GAAP defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (i.e., an exit price). Fair value measurements require the use of market data or assumptions that market participants would use in pricing the asset or liability, including assumptions about risk and the risks inherent in the inputs to the valuation technique. These inputs can be readily observable, corroborated by market data, or generally unobservable. Valuation techniques are required to maximize the use of observable inputs and minimize the use of unobservable inputs. A midmarket pricing convention (the midpoint price between bid and ask prices) is permitted for use as a practical expedient.

GAAP also establishes a fair value hierarchy that prioritizes the inputs used to measure fair value, and requires fair value measurements to be categorized based on the observability of those inputs. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 inputs) and the lowest priority to unobservable inputs (Level 3 inputs). The three levels of the fair value hierarchy are as follows:

Level 1 – The pricing inputs are unadjusted quoted prices in active markets for identical assets or liabilities as of the reporting date. Active markets are those in which transactions for the asset or liability occur in sufficient frequency and volume to provide pricing information on an ongoing basis. Level 1 primarily consists of financial instruments such as exchange-traded derivatives and listed equities.

Level 2 – The pricing inputs are inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly. Level 2 includes financial instruments that are valued using models or other valuation methodologies. These models are primarily industry-standard models that consider various assumptions, including quoted forward prices for commodities, time value, volatility factors, and current market and contractual prices for the underlying instruments, as well as other relevant economic measures. Substantially all of these assumptions are observable in the marketplace throughout the full term of the instrument, can be derived from observable data or are supported by observable levels at which transactions are executed in the marketplace. Instruments in this category include non-exchange-traded derivatives, such as over-the-counter forwards, swaps and options; certain marketable debt securities; and financial instruments traded in less than active markets.

Level 3 – The pricing inputs include significant inputs generally less observable from objective sources. These inputs may be used with internally developed methodologies that result in management’s best estimate of fair value. Level 3 instruments may include longer-term instruments that extend into periods in which quoted prices or other observable inputs are not available.

Certain assets and liabilities, including long-lived assets, were measured at fair value on a nonrecurring basis. There were no significant fair value measurement losses recognized for such assets and liabilities in the periods reported. These fair value measurements fall within Level 3 of the hierarchy as previously discussed.

The following tables set forth, by level within the fair value hierarchy, our and the Utilities’ financial assets and liabilities that were accounted for at fair value on a recurring basis as of March 31, 2011 and December 31, 2010. Financial assets and liabilities are classified in their entirety based on the lowest level of input significant to the fair value measurement. Our assessment of the significance of a particular input to the fair value measurement requires judgment and may affect the valuation of fair value assets and liabilities and their placement within the fair value hierarchy levels.

PROGRESS ENERGY

(in millions)	Level 1	Level 2	Level 3	Total
March 31, 2011
Assets
Nuclear decommissioning trust funds
Common stock equity	$1,089	$—	$—	$1,089
Preferred stock and other equity	25	27	—	52
Corporate debt	—	88	—	88
U.S. state and municipal debt	—	104	—	104
U.S. and foreign government debt	77	155	—	232
Money market funds and other	2	74	—	76

Total nuclear decommissioning trust funds	1,193	448	—	1,641
Derivatives
Commodity forward contracts	—	34	—	34
Interest rate contracts	—	5	—	5
Other marketable securities
Money market and other	19	7	—	26

Total assets	$1,212	$494	$—	$1,706

Liabilities
Derivatives
Commodity forward contracts	$—	$405	$32	$437
Interest rate contracts	—	18	—	18
Contingent value obligations derivatives	—	15	—	15

Total liabilities	$—	$438	$32	$470

(in millions)	Level 1	Level 2	Level 3	Total
December 31, 2010
Assets
Nuclear decommissioning trust funds
Common stock equity	$1,021	$—	$—	$1,021
Preferred stock and other equity	22	6	—	28
Corporate debt	—	86	—	86
U.S. state and municipal debt	—	132	—	132
U.S. and foreign government debt	79	182	—	261
Money market funds and other	1	42	—	43

Total nuclear decommissioning trust funds	1,123	448	—	1,571
Derivatives
Commodity forward contracts	—	15	—	15
Interest rate contracts	—	4	—	4
Other marketable securities
Corporate debt	—	4	—	4
U.S. and foreign government debt	—	3	—	3
Money market and other	18	—	—	18

Total assets	$1,141	$474	$—	$1,615

Liabilities
Derivatives
Commodity forward contracts	$—	$458	$36	$494
Interest rate contracts	—	39	—	39
Contingent value obligations derivatives	—	15	—	15

Total liabilities	$—	$512	$36	$548

PEC

(in millions)	Level 1	Level 2	Level 3	Total
March 31, 2011
Assets
Nuclear decommissioning trust funds
Common stock equity	$699	$—	$—	$699
Preferred stock and other equity	16	—	—	16
Corporate debt	—	75	—	75
U.S. state and municipal debt	—	48	—	48
U.S. and foreign government debt	77	123	—	200
Money market funds and other	1	27	—	28

Total nuclear decommissioning trust funds	793	273	—	1,066
Derivatives
Commodity forward contracts	—	6	—	6
Interest rate contracts	—	4	—	4
Other marketable securities	2	—	—	2

Total assets	$795	$283	$—	$1,078

Liabilities
Derivatives
Commodity forward contracts	$—	$77	$32	$109
Interest rate contracts	—	11	—	11

Total liabilities	$—	$88	$32	$120

(in millions)	Level 1	Level 2	Level 3	Total
December 31, 2010
Assets
Nuclear decommissioning trust funds
Common stock equity	$652	$—	$—	$652
Preferred stock and other equity	14	—	—	14
Corporate debt	—	72	—	72
U.S. state and municipal debt	—	51	—	51
U.S. and foreign government debt	76	123	—	199
Money market funds and other	1	28	—	29

Total nuclear decommissioning trust funds	743	274	—	1,017
Derivatives
Commodity forward contracts	—	2	—	2
Interest rate contracts	—	3	—	3
Other marketable securities	4	—	—	4

Total assets	$747	$279	$—	$1,026

Liabilities
Derivatives
Commodity forward contracts	$—	$87	$36	$123
Interest rate contracts	—	11	—	11

Total liabilities	$—	$98	$36	$134

PEF

(in millions)	Level 1	Level 2	Level 3	Total
March 31, 2011
Assets
Nuclear decommissioning trust funds
Common stock equity	$390	$—	$—	$390
Preferred stock and other equity	9	27	—	36
Corporate debt	—	13	—	13
U.S. state and municipal debt	—	56	—	56
U.S. and foreign government debt	—	32	—	32
Money market funds and other	1	47	—	48

Total nuclear decommissioning trust funds	400	175	—	575
Derivatives
Commodity forward contracts	—	28	—	28
Interest rate contracts	—	1	—	1
Other marketable securities	3	—	—	3

Total assets	$403	$204	$—	$607

Liabilities
Derivatives
Commodity forward contracts	$—	$328	$—	$328
Interest rate contracts	—	6	—	6

Total liabilities	$—	$334	$—	$334

(in millions)	Level 1	Level 2	Level 3	Total
December 31, 2010
Assets
Nuclear decommissioning trust funds
Common stock equity	$369	$—	$—	$369
Preferred stock and other equity	8	6	—	14
Corporate debt	—	14	—	14
U.S. state and municipal debt	—	81	—	81
U.S. and foreign government debt	3	59	—	62
Money market funds and other	—	14	—	14

Total nuclear decommissioning trust funds	380	174	—	554
Derivatives
Commodity forward contracts	—	13	—	13
Other marketable securities	1	—	—	1

Total assets	$381	$187	$—	$568

Liabilities
Derivatives
Commodity forward contracts	$—	$371	$—	$371
Interest rate contracts	—	7	—	7

Total liabilities	$—	$378	$—	$378

The determination of the fair values in the preceding tables incorporates various factors, including risks of nonperformance by us or our counterparties. Such risks consider not only the credit standing of the counterparties involved and the impact of credit enhancements (such as cash deposits or letters of credit), but also the impact of our and the Utilities’ credit risk on our liabilities.

Commodity forward contract derivatives and interest rate contract derivatives reflect positions held by us and the Utilities. Most over-the-counter commodity forward contract derivatives and interest rate contract derivatives are valued using financial models which utilize observable inputs for similar instruments and are classified within Level 2. Other derivatives are valued utilizing inputs that are not observable for substantially the full term of the contract, or for which the impact of the unobservable period is significant to the fair value of the derivative. Such derivatives are classified within Level 3. See Note 10 for discussion of risk management activities and derivative transactions.

NDT funds reflect the assets of the Utilities’ nuclear decommissioning trusts. The assets of the trusts are invested primarily in exchange-traded equity securities (classified within Level 1) and marketable debt securities, most of which are valued using Level 1 inputs for similar instruments and are classified within Level 2.

Other marketable securities primarily represent available-for-sale debt securities used to fund certain employee benefit costs.

We issued Contingent Value Obligations (CVOs) in connection with the acquisition of Florida Progress Corporation (Florida Progress), as discussed in Note 15 in the 2010 Form 10-K. The CVOs are derivatives recorded at fair value based on quoted prices from a less-than-active market and are classified as Level 2.

Transfers in (out) of Levels 1, 2 or 3 represent existing assets or liabilities previously categorized as a higher level for which the inputs to the estimate became less observable or assets and liabilities that were previously classified as Level 2 or 3 for which the lowest significant input became more observable during the period. There were no significant transfers in (out) of Levels 1, 2 and 3 during the period. Transfers into and out of each level are measured at the end of the period.

A reconciliation of changes in the fair value of our and the Utilities’ commodity derivative liabilities classified as Level 3 in the fair value hierarchy for the three months ended March 31 follows:

PROGRESS ENERGY

(in millions)	2011	2010
Derivatives, net at January 1	$36	$39
Total unrealized (gains) losses deferred as regulatory assets and liabilities, net	(4)	13

Derivatives, net at March 31	$32	$52

PEC

(in millions)	2011	2010
Derivatives, net at January 1	$36	$27
Total unrealized (gains) losses deferred as regulatory assets and liabilities, net	(4)	9

Derivatives, net at March 31	$32	$36

PEF

(in millions)	2011	2010
Derivatives, net at January 1	$—	$12
Total unrealized (gains) losses deferred as regulatory assets and liabilities, net	—	4

Derivatives, net at March 31	$—	$16

Substantially all unrealized gains and losses on derivatives are deferred as regulatory liabilities or assets consistent with ratemaking treatment. There were no Level 3 realized gains or losses, purchases, sales, issuances or settlements during the period.

9.	BENEFIT PLANS

We have noncontributory defined benefit retirement plans that provide pension benefits for substantially all full-time employees. We also have supplementary defined benefit pension plans that provide benefits to higher-level employees. In addition to pension benefits, we provide contributory other postretirement benefits (OPEB), including certain health care and life insurance benefits, for retired employees who meet specified criteria.

The components of the net periodic benefit cost for the respective Progress Registrants for the three months ended March 31 were:

PROGRESS ENERGY

	Pension Benefits		OPEB
(in millions)	2011	2010	2011	2010
Service cost	$13	$12	$3	$2
Interest cost	35	35	10	8
Expected return on plan assets	(45)	(39)	—	(1)
Amortization of actuarial loss(a)	14	12	3	—
Other amortization, net(a)	2	2	1	1

Net periodic cost	$19	$22	$17	$10

(a)	Adjusted to reflect PEF’s rate treatment. See Note 16B in the 2010 Form 10-K.

PEC

	Pension Benefits		OPEB
(in millions)	2011	2010	2011	2010
Service cost	$5	$5	$2	$1
Interest cost	16	16	5	4
Expected return on plan assets	(23)	(19)	—	—
Amortization of actuarial loss	6	4	1	—
Other amortization, net	1	1	—	—

Net periodic cost	$5	$7	$8	$5

PEF

	Pension Benefits		OPEB
(in millions)	2011	2010	2011	2010
Service cost	$6	$5	$1	$—
Interest cost	15	15	4	3
Expected return on plan assets	(20)	(17)	—	—
Amortization of actuarial loss	8	7	2	—
Other amortization, net	—	—	1	1

Net periodic cost	$9	$10	$8	$4

In 2011, we expect to make contributions directly to pension plan assets of approximately $300 million-$400 million for us, including $200 million-$250 million for PEC and $100 million-$150 million for PEF. We contributed $210 million during the three months ended March 31, 2011, including $140 million for PEC and $70 million for PEF.

As a result of the Patient Protection and Affordable Care Act and the related Health Care and Education Reconciliation Act, which were enacted in March 2010, an additional tax expense of $22 million for us, including $12 million for PEC and $10 million for PEF, was recognized during the three months ended March 31, 2010. See Note 16A in the 2010 Form 10-K.

10.	RISK MANAGEMENT ACTIVITIES AND DERIVATIVE TRANSACTIONS

We are exposed to various risks related to changes in market conditions. We have a risk management committee that includes senior executives from various business groups. The risk management committee is responsible for administering risk management policies and monitoring compliance with those policies by all subsidiaries. Under our risk policy, we may use a variety of instruments, including swaps, options and forward contracts, to manage exposure to fluctuations in commodity prices and interest rates. Such instruments contain credit risk if the counterparty fails to perform under the contract. We minimize such risk by performing credit and financial reviews using a combination of financial analysis and publicly available credit ratings of such counterparties. Potential nonperformance by counterparties is not expected to have a material effect on our financial position or results of operations.

A.	COMMODITY DERIVATIVES

GENERAL

Most of our physical commodity contracts are not derivatives or qualify as normal purchases or sales. Therefore, such contracts are not recorded at fair value.

ECONOMIC DERIVATIVES

Derivative products, primarily natural gas and oil contracts, may be entered into from time to time for economic hedging purposes. While management believes the economic hedges mitigate exposures to fluctuations in commodity prices, these instruments are not designated as hedges for accounting purposes and are monitored consistent with trading positions.

The Utilities have financial derivative instruments with settlement dates through 2015 related to their exposure to price fluctuations on fuel oil and natural gas purchases. The majority of our financial hedge agreements will settle in 2011 and 2012. Substantially all of these instruments receive regulatory accounting treatment. Related unrealized gains and losses are recorded in regulatory liabilities and regulatory assets, respectively, on the Balance Sheets until the contracts are settled. After settlement of the derivatives and the fuel is consumed, any realized gains or losses are passed through the fuel cost-recovery clause.

Certain hedge agreements may result in the receipt of, or posting of, derivative collateral with our counterparties, depending on the daily derivative position. Fluctuations in commodity prices that lead to our return of collateral received and/or our posting of collateral with our counterparties negatively impact our liquidity. We manage open positions with strict policies that limit our exposure to market risk and require daily reporting to management of potential financial exposures.

Certain counterparties have posted or held cash collateral in support of these instruments. Progress Energy had a cash collateral asset included in derivative collateral posted of $135 million and $164 million on the Progress Energy Consolidated Balance Sheets at March 31, 2011 and December 31, 2010, respectively. At March 31, 2011, Progress Energy had 282.9 million MMBtu notional of natural gas and 20.3 million gallons notional of oil related to outstanding commodity derivative swaps that were entered into to hedge forecasted natural gas and oil purchases.

PEC had a cash collateral asset included in prepayments and other current assets of $18 million and $24 million on the PEC Consolidated Balance Sheets at March 31, 2011 and December 31, 2010, respectively. At March 31, 2011, PEC had 79.2 million MMBtu notional of natural gas related to outstanding commodity derivative swaps that were entered into to hedge forecasted natural gas purchases.

PEF’s cash collateral asset included in derivative collateral posted was $117 million and $140 million on the PEF Balance Sheets at March 31, 2011 and December 31, 2010, respectively. At March 31, 2011, PEF had 203.7 million MMBtu notional of natural gas and 20.3 million gallons notional of oil related to outstanding commodity derivative swaps that were entered into to hedge forecasted natural gas and oil purchases.

B.	INTEREST RATE DERIVATIVES – FAIR VALUE OR CASH FLOW HEDGES

We use cash flow hedging strategies to reduce exposure to changes in cash flow due to fluctuating interest rates. We use fair value hedging strategies to reduce exposure to changes in fair value due to interest rate changes. Our cash flow hedging strategies are primarily accomplished through the use of forward starting swaps and our fair value hedging strategies are primarily accomplished through the use of fixed-to-floating swaps. The notional amounts of interest rate derivatives are not exchanged and do not represent exposure to credit loss. In the event of default by the counterparty, the exposure in these transactions is the cost of replacing the agreements at current market rates.

CASH FLOW HEDGES

At March 31, 2011, all open interest rate hedges will reach their mandatory termination dates within two and a half years. At March 31, 2011, including amounts related to terminated hedges, we had $59 million of after tax losses, including $31 million and $4 million of after-tax losses at PEC and PEF, respectively, recorded in accumulated other comprehensive income related to forward starting swaps. It is expected that in the next twelve months losses of $7 million, net of tax, primarily related to terminated hedges, will be reclassified to interest expense at Progress Energy, including $4 million at PEC. The actual amounts that will be reclassified to earnings may vary from the expected amounts as a result of changes in interest rates and changes in the timing of debt issuances at the Parent and the Utilities and changes in market value of currently open forward starting swaps.

At December 31, 2010, including amounts related to terminated hedges, we had $63 million of after-tax losses, including $33 million and $4 million of after-tax losses at PEC and PEF, respectively, recorded in accumulated other comprehensive income related to forward starting swaps.

At December 31, 2010, Progress Energy had $1.050 billion notional of open forward starting swaps, including $350 million at PEC and $200 million at PEF. At March 31, 2011, Progress Energy had $750 million notional of open forward starting swaps, including $350 million at PEC and $200 million at PEF. Subsequent to March 31, 2011, PEC settled a $100 million notional forward starting swap and PEC and PEF entered into $100 million notional and $75 million notional forward starting swaps, respectively.

FAIR VALUE HEDGES

For interest rate fair value hedges, the change in the fair value of the hedging derivative is recorded in net interest charges and is offset by the change in the fair value of the hedged item. At March 31, 2011, and December 31, 2010, neither we nor the Utilities had any outstanding positions in such contracts.

C.	CONTINGENT FEATURES

Certain of our commodity derivative instruments contain provisions defining fair value thresholds requiring the posting of collateral for hedges in a liability position greater than such threshold amounts. The thresholds are tiered and based on the individual company’s credit rating with Moody’s Investors Service, Inc. (Moody’s), Standard & Poor’s Rating Services (S&P) and/or Fitch Ratings (Fitch). Higher credit ratings have a higher threshold requiring a lower amount of the outstanding liability position to be covered by posted collateral. Conversely, lower credit ratings require a higher amount of the outstanding liability position to be covered by posted collateral. If our credit ratings were to be downgraded, we may have to post additional collateral on certain hedges in liability positions.

In addition, certain of our commodity derivative instruments contain provisions that require our debt to maintain an investment grade credit rating from Moody’s, S&P and/or Fitch. If our debt were to fall below investment grade, we would be in violation of these provisions, and the counterparties to the commodity derivative instruments could request immediate payment or demand immediate and ongoing full overnight collateralization on commodity derivative instruments in net liability positions.

The aggregate fair value of all commodity derivative instruments at Progress Energy with credit risk-related contingent features that are in a net liability position was $382 million at March 31, 2011, for which Progress Energy has posted collateral of $135 million in the normal course of business. If the credit risk-related contingent features underlying these agreements were triggered at March 31, 2011, Progress Energy would have been required to post an additional $247 million of collateral with its counterparties.

The aggregate fair value of all commodity derivative instruments at PEC with credit risk-related contingent features that are in a liability position was $101 million at March 31, 2011, for which PEC has posted collateral of $18 million in the normal course of business. If the credit risk-related contingent features underlying these agreements were triggered at March 31, 2011, PEC would have been required to post an additional $83 million of collateral with its counterparties.

The aggregate fair value of all commodity derivative instruments at PEF with credit risk-related contingent features that are in a net liability position was $281 million at March 31, 2011, for which PEF has posted collateral of $117 million in the normal course of business. If the credit risk-related contingent features underlying these agreements were triggered on March 31, 2011, PEF would have been required to post an additional $164 million of collateral with its counterparties.

D.	DERIVATIVE INSTRUMENT AND HEDGING ACTIVITY INFORMATION

PROGRESS ENERGY

The following table presents the fair value of derivative instruments at March 31, 2011 and December 31, 2010:

Instrument / Balance sheet location	March 31, 2011		December 31, 2010
(in millions)	Asset	Liability	Asset	Liability
Derivatives designated as hedging instruments
Interest rate derivatives
Prepayments and other current assets	$—		$1
Other assets and deferred debits	5		3
Derivative liabilities, current		$13		$32
Derivative liabilities, long-term		5		7

Total derivatives designated as hedging instruments	5	18	4	39

Derivatives not designated as hedging instruments
Commodity derivatives(a)
Prepayments and other current assets	24		11
Other assets and deferred debits	10		4
Derivative liabilities, current		206		226
Derivative liabilities, long-term		231		268
CVOs(b)
Other liabilities and deferred credits		15		15

Fair value of derivatives not designated as hedging instruments	34	452	15	509
Fair value loss transition adjustment(c)
Derivative liabilities, current		1		1
Derivative liabilities, long-term		3		3

Total derivatives not designated as hedging instruments	34	456	15	513

Total derivatives	$39	$474	$19	$552

(a)	Substantially all of these contracts receive regulatory treatment.
(b)	As discussed in Note 15 in the 2010 Form 10-K, the Parent issued 98.6 million CVOs in connection with the acquisition of Florida Progress during 2000.
(c)

In 2003, PEC recorded a $38 million pre-tax ($23 million after-tax) fair value loss transition adjustment pursuant to the adoption of new accounting guidance for derivatives. The related liability is being amortized to earnings over the term of the related contracts.

The following tables present the effect of derivative instruments on other comprehensive income (OCI) (See Note 5C) and the Consolidated Statements of Income for the three months ended March 31, 2011 and 2010:

Derivatives Designated as Hedging Instruments

Instrument	Amount of Gain or (Loss) Recognized in OCI, Net of Tax on Derivatives(a)		Amount of Gain or (Loss), Net of Tax Reclassified from Accumulated OCI into Income(a)		Amount of Pre-tax Gain or (Loss) Recognized in Income on Derivatives(b)
(in millions)	2011	2010	2011	2010	2011	2010
Interest rate derivatives(c) (d)	$2	$(6)	$(1)	$(2)	$(1)	$—

(a)	Effective portion.
(b)	Related to ineffective portion and amount excluded from effectiveness testing.
(c)

Amounts in accumulated OCI related to terminated hedges are reclassified to earnings as the interest expense is recorded. The effective portion of the hedges will be amortized to interest expense over the term of the related debt.

(d)	Amounts recorded in the Consolidated Statements of Income are classified in interest charges.

Derivatives Not Designated as Hedging Instruments

Instrument	Realized Gain or (Loss)(a)		Unrealized Gain or (Loss)(b)
(in millions)	2011	2010	2011	2010
Commodity derivatives	$(52)	$(59)	$23	$(234)

(a)	After settlement of the derivatives and the fuel is consumed, gains or losses are passed through the fuel cost-recovery clause.
(b)	Amounts are recorded in regulatory liabilities and assets, respectively, on the Consolidated Balance Sheets until derivatives are settled.

Instrument	Amount of Gain or (Loss) Recognized in Income on Derivatives
(in millions)	2011	2010
Commodity derivatives(a)	$—	$(1)

(a)	Amounts recorded in the Consolidated Statements of Income are classified in other, net.

PEC

The following table presents the fair value of derivative instruments at March 31, 2011 and December 31, 2010:

Instrument / Balance sheet location	March 31, 2011		December 31, 2010
(in millions)	Asset	Liability	Asset	Liability
Derivatives designated as hedging instruments
Interest rate derivatives
Other assets and deferred debits	$4		$3
Derivative liabilities, current		$7		$7
Other liabilities and deferred credits		4		4

Total derivatives designated as hedging instruments	4	11	3	11

Derivatives not designated as hedging instruments
Commodity derivatives(a)
Prepayments and other current assets	3		1
Other assets and deferred debits	3		1
Derivative liabilities, current		41		45
Other liabilities and deferred credits		68		78

Fair value of derivatives not designated as hedging instruments	6	109	2	123
Fair value loss transition adjustment(b)
Derivative liabilities, current		1		1
Other liabilities and deferred credits		3		3

Total derivatives not designated as hedging instruments	6	113	2	127

Total derivatives	$10	$124	$5	$138

(a)	Substantially all of these contracts receive regulatory treatment.
(b)

In 2003, PEC recorded a $38 million pre-tax ($23 million after-tax) fair value loss transition adjustment pursuant to the adoption of new accounting guidance for derivatives. The related liability is being amortized to earnings over the term of the related contracts.

The following tables present the effect of derivative instruments on OCI (See Note 5C) and the Consolidated Statements of Income for the three months ended March 31, 2011 and 2010:

Derivatives Designated as Hedging Instruments

Instrument	Amount of Gain or (Loss) Recognized in OCI, Net of Tax on Derivatives(a)		Amount of Gain or (Loss), Net of Tax Reclassified from Accumulated OCI into Income(a)		Amount of Pre-tax Gain or (Loss) Recognized in Income on Derivatives(b)
(in millions)	2011	2010	2011	2010	2011	2010

Interest rate derivatives(c) (d)	$1	$(1)	$(1)	$(1)	$—	$—

(a)	Effective portion.
(b)	Related to ineffective portion and amount excluded from effectiveness testing.
(c)

Amounts in accumulated OCI related to terminated hedges are reclassified to earnings as the interest expense is recorded. The effective portion of the hedges will be amortized to interest expense over the term of the related debt.

(d)	Amounts recorded in the Consolidated Statements of Income are classified in interest charges.

Derivatives Not Designated as Hedging Instruments

Instrument	Realized Gain or (Loss)(a)		Unrealized Gain or (Loss)(b)
(in millions)	2011	2010	2011	2010
Commodity derivatives	$(11)	$(7)	$7	$(42)

(a)	After settlement of the derivatives and the fuel is consumed, gains or losses are passed through the fuel cost-recovery clause.
(b)	Amounts are recorded in regulatory liabilities and assets, respectively, on the Consolidated Balance Sheets until derivatives are settled.

Instrument	Amount of Gain or (Loss) Recognized in Income on Derivatives
(in millions)	2011	2010
Commodity derivatives(a)	$—	$(1)

(a)	Amounts recorded in the Consolidated Statements of Income are classified in other, net.

PEF

The following table presents the fair value of derivative instruments at March 31, 2011 and December 31, 2010:

Instrument / Balance sheet location	March 31, 2011		December 31, 2010
(in millions)	Asset	Liability	Asset	Liability
Derivatives designated as hedging instruments
Interest rate derivatives
Prepayments and other current assets	$1		$—
Derivative liabilities, current		$6		$7

Total derivatives designated as hedging instruments	1	6	—	7

Derivatives not designated as hedging instruments
Commodity derivatives(a)
Prepayments and other current assets	21		10
Other assets and deferred debits	7		3
Derivative liabilities, current		165		181
Derivative liabilities, long-term		163		190

Total derivatives not designated as hedging instruments	28	328	13	371

Total derivatives	$29	$334	$13	$378

(a)	Substantially all of these contracts receive regulatory treatment.

The following tables present the effect of derivative instruments on OCI (See Note 5C) and the Statements of Income for the three months ended March 31, 2011 and 2010:

Derivatives Designated as Hedging Instruments

Instrument	Amount of Gain or (Loss) Recognized in OCI, Net of Tax on Derivatives(a)		Amount of Gain or (Loss), Net of Tax Reclassified from Accumulated OCI into Income(a)		Amount of Pre-tax Gain or (Loss) Recognized in Income on Derivatives(b)
(in millions)	2011	2010	2011	2010	2011	2010
Interest rate derivatives(c) (d)	$—	$(3)	$—	$—	$—	$—

(a)	Effective portion.
(b)	Related to ineffective portion and amount excluded from effectiveness testing.
(c)

Amounts in accumulated OCI related to terminated hedges are reclassified to earnings as the interest expense is recorded. The effective portion of the hedges will be amortized to interest expense over the term of the related debt.

(d)	Amounts recorded in the Statements of Income are classified in interest charges.

Derivatives Not Designated as Hedging Instruments

Instrument	Realized Gain or (Loss)(a)		Unrealized Gain or (Loss)(b)
(in millions)	2011	2010	2011	2010
Commodity derivatives	$(41)	$(52)	$17	$(192)

(a)	After settlement of the derivatives and the fuel is consumed, gains or losses are passed through the fuel cost-recovery clause.
(b)	Amounts are recorded in regulatory liabilities and assets, respectively, on the Balance Sheets until derivatives are settled.

11.	FINANCIAL INFORMATION BY BUSINESS SEGMENT

Our reportable segments are PEC and PEF, both of which are primarily engaged in the generation, transmission, distribution and sale of electricity in portions of North Carolina and South Carolina and in portions of Florida, respectively. These electric operations also distribute and sell electricity to other utilities, primarily on the east coast of the United States.

In addition to the reportable operating segments, the Corporate and Other segment includes the operations of the Parent and PESC and other miscellaneous nonregulated businesses that do not separately meet the quantitative thresholds for disclosure as separate reportable business segments.

Products and services are sold between the various reportable segments. All intersegment transactions are at cost.

(in millions)	PEC	PEF	Corporate and Other	Eliminations	Totals
At and for the three months ended March 31, 2011
Revenues
Unaffiliated	$1,133	$1,032	$2	$—	$2,167
Intersegment	—	—	74	(74)	—

Total revenues	1,133	1,032	76	(74)	2,167
Ongoing Earnings	139	111	(48)	—	202
Total Assets	14,880	13,698	20,670	(16,626)	32,622

For the three months ended March 31, 2010
Revenues
Unaffiliated	$1,263	$1,270	$2	$—	$2,535
Intersegment	—	—	61	(61)	—

Total revenues	1,263	1,270	63	(61)	2,535
Ongoing Earnings	147	113	(47)	—	213

Management uses the non-GAAP financial measure “Ongoing Earnings” as a performance measure to evaluate the results of our segments and operations. A reconciliation of consolidated Ongoing Earnings to net income attributable to controlling interests for the three months ended March 31 is as follows:

(in millions)	2011	2010
Ongoing Earnings	$202	$213
Tax levelization	(2)	(2)
Change in tax treatment of the Medicare Part D subsidy (Note 9)	—	(22)
Merger and integration costs, net of tax benefit of $-	(14)	—
Continuing income attributable to noncontrolling interests, net of tax	1	2

Income from continuing operations before cumulative effect of change in accounting principle	187	191
Discontinued operations, net of tax	(2)	1
Cumulative effect of change in accounting principle, net of tax	—	(2)
Net income attributable to noncontrolling interests, net of tax	(1)	—

Net income attributable to controlling interests	$184	$190

12.	ENVIRONMENTAL MATTERS

We are subject to regulation by various federal, state and local authorities in the areas of air quality, water quality, control of toxic substances and hazardous and solid wastes, and other environmental matters. We believe that we are in substantial compliance with those environmental regulations currently applicable to our business and operations and believe we have all necessary permits to conduct such operations. Environmental laws and regulations frequently change and the ultimate costs of compliance cannot always be precisely estimated.

A.	HAZARDOUS AND SOLID WASTE

The provisions of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (CERCLA), authorize the U.S. Environmental Protection Agency (EPA) to require the cleanup of hazardous waste sites. This statute imposes retroactive joint and several liabilities. Some states, including North Carolina, South Carolina and Florida, have similar types of statutes. We are periodically notified by regulators, including the EPA and various state agencies, of our involvement or potential involvement in sites that may require investigation and/or remediation. There are presently several sites with respect to which we have been notified of our potential liability by the EPA, the state of North Carolina, the state of Florida, or potentially responsible party (PRP) groups as described below in greater detail. Various organic materials associated with the production of manufactured gas, generally referred to as coal tar, are regulated under federal and state laws. PEC and PEF are each PRPs at several manufactured gas plant (MGP) sites. We are also currently in the process of assessing potential costs and exposures at other sites. These costs are eligible for regulatory recovery through either base rates or cost-recovery clauses. Both PEC and PEF evaluate potential claims against other PRPs and insurance carriers and plan to submit claims for cost recovery where appropriate. The outcome of potential and pending claims cannot be predicted. A discussion of sites by legal entity follows.

The EPA and a number of states are considering additional regulatory measures that may affect management, treatment, marketing and disposal of coal combustion residues, primarily ash, from each of the Utilities’ coal-fired plants. Revised or new laws or regulations under consideration may impose changes in solid waste classifications or groundwater protection environmental controls. In June 2010, the EPA proposed two options for new rules to regulate coal combustion residues. The first option would create a comprehensive program of federally enforceable requirements for coal combustion residues management and disposal as hazardous waste. The other option would have the EPA set performance standards for coal combustion residues management facilities and regulate disposal of coal combustion residues as nonhazardous waste. The EPA did not identify a preferred option. Under both options, the EPA may leave in place a regulatory exemption for approved beneficial uses of coal combustion residues that are recycled. A final rule is expected in 2012. Compliance plans and estimated costs to meet the requirements of new regulations will be determined when any new regulations are finalized. We are also evaluating the effect on groundwater quality from past and current operations, which may result in operational changes and additional measures under existing regulations. These issues are also under evaluation by state agencies. Certain regulated chemicals have been measured in wells near our ash ponds at levels above groundwater quality standards. Additional monitoring and investigation will be conducted. Detailed plans and cost estimates will be determined if these evaluations reveal that corrective actions are necessary. We cannot predict the outcome of this matter.

We measure our liability for environmental sites based on available evidence, including our experience in investigating and remediating environmentally impaired sites. The process often involves assessing and developing cost-sharing arrangements with other PRPs. For all sites, as assessments are developed and analyzed, we will accrue costs for the sites in O&M expense on the Income Statements to the extent our liability is probable and the costs can be reasonably estimated. Because the extent of environmental impact, allocation among PRPs for all sites, remediation alternatives (which could involve either minimal or significant efforts), and concurrence of the regulatory authorities have not yet reached the stage where a reasonable estimate of the remediation costs can be made, we cannot determine the total costs that may be incurred in connection with the remediation of all sites at this time. It is probable that current estimates will change and additional losses, which could be material, may be incurred in the future.

The following tables contain information about accruals for probable and estimable costs related to various environmental sites, which were included in other current liabilities and other liabilities and deferred credits on the Balance Sheets:

PROGRESS ENERGY

(in millions)	MGP and Other Sites	Remediation of Distribution and Substation Transformers	Total
Balance, December 31, 2010	$20	$15	$35
Amount accrued for environmental loss contingencies	—	—	—
Expenditures for environmental loss contingencies	(1)	(5)	(6)

Balance, March 31, 2011(a)	$19	$10	$29

Balance, December 31, 2009	$22	$20	$42
Amount accrued for environmental loss contingencies	2	2	4
Expenditures for environmental loss contingencies	(2)	(4)	(6)

Balance, March 31, 2010(a)	$22	$18	$40

(a)	Expected to be paid out over one to 15 years.

PEC

(in millions)	MGP and Other Sites
Balance, December 31, 2010	$12
Amount accrued for environmental loss contingencies	—
Expenditures for environmental loss contingencies	—

Balance, March 31, 2011(a)	$12

Balance, December 31, 2009	$13
Amount accrued for environmental loss contingencies	2
Expenditures for environmental loss contingencies	(2)

Balance, March 31, 2010(a)	$13

(a)	Expected to be paid out over one to five years.

PEF

(in millions)	MGP and Other Sites	Remediation of Distribution and Substation Transformers	Total
Balance, December 31, 2010	$8	$15	$23
Amount accrued for environmental loss contingencies	—	—	—
Expenditures for environmental loss contingencies	(1)	(5)	(6)

Balance, March 31, 2011(a)	$7	$10	$17

Balance, December 31, 2009	$9	$20	$29
Amount accrued for environmental loss contingencies	—	2	2
Expenditures for environmental loss contingencies	—	(4)	(4)

Balance, March 31, 2010(a)	$9	$18	$27

(a)	Expected to be paid out over one to 15 years.

PROGRESS ENERGY

In addition to the Utilities’ sites discussed under “PEC” and “PEF” below, we incurred indemnity obligations related to certain pre-closing liabilities of divested subsidiaries, including certain environmental matters (See discussion under Guarantees in Note 13B).

PEC

PEC has recorded a minimum estimated total remediation cost for all of its remaining MGP sites based upon its historical experience with remediation of several of its MGP sites. The maximum amount of the range for all the sites cannot be determined at this time. Actual experience may differ from current estimates, and it is probable that estimates will continue to change in the future.

In 2004, the EPA advised PEC that it had been identified as a PRP at the Ward Transformer site located in Raleigh, N.C. (Ward) site. The EPA offered PEC and a number of other PRPs the opportunity to negotiate the removal action for the Ward site and reimbursement to the EPA for the EPA’s past expenditures in addressing conditions at the Ward site. Subsequently, PEC and other PRPs signed a settlement agreement, which requires the participating PRPs to remediate the Ward site. At March 31, 2011 and December 31, 2010, PEC’s recorded liability for the site was approximately $5 million. In 2008 and 2009, PEC filed civil actions against PRPs seeking contribution for and recovery of costs incurred in remediating the Ward site, as well as a declaratory judgment that defendants are jointly and severally liable for response costs at the site. PEC has settled with a number of the PRPs and is in active settlement negotiations with others. In March 2010, the federal district court in which this matter is pending denied motions to dismiss filed by a number of defendants, but granted several other motions filed by state agencies and successor entities. The court also set a trial date for May 7, 2012. In June 2010, the court entered a case management order and discovery is proceeding. The outcome of these matters cannot be predicted.

In 2008, the EPA issued a Record of Decision for the operable unit for stream segments downstream from the Ward site (Ward OU1) and advised 61 parties, including PEC, of their identification as PRPs for Ward OU1 and for the operable unit for further investigation at the Ward facility and certain adjacent areas (Ward OU2). The EPA’s estimate for the selected remedy for Ward OU1 is approximately $6 million. The EPA offered PEC and the other PRPs the opportunity to negotiate implementation of a response action for Ward OU1 and a remedial investigation and feasibility study for Ward OU2, as well as reimbursement to the EPA of approximately $1 million for the EPA’s past expenditures in addressing conditions at the site. In 2009, PEC and several of the other participating PRPs at the Ward site submitted a letter containing a good faith response to the EPA’s special notice letter. Another group of PRPs separately submitted a good faith response, which the EPA advised would be used to negotiate implementation of the required actions. The other PRPs’ good faith response was subsequently withdrawn. Discussions among representatives of certain PRPs, including PEC, and the EPA are ongoing. Although a loss is considered probable, an agreement among the PRPs for these matters has not been reached; consequently, it is not possible at this time to reasonably estimate the total amount of PEC’s obligation, if any, for Ward OU1 and Ward OU2.

PEF

The accruals for PEF’s MGP and other sites relate to two former MGP sites and other sites associated with PEF that have required, or are anticipated to require, investigation and/or remediation. The maximum amount of the range for all the sites cannot be determined at this time. Actual experience may differ from current estimates, and it is probable that estimates will continue to change in the future.

PEF has received approval from the FPSC for recovery through the Environmental Cost Recovery Clause (ECRC) of the majority of costs associated with the remediation of a population of distribution and substation transformers. Under agreements with the Florida Department of Environmental Protection (FDEP), PEF has reviewed these distribution transformer sites and substation sites for mineral oil-impacted soil caused by equipment integrity issues. Should additional distribution transformer sites be identified outside of this population, the distribution O&M expense will not be recoverable through the ECRC. At March 31, 2011 and December 31, 2010, PEF has recorded a regulatory asset for the probable recovery of costs through the ECRC related to the sites included under the agreement with the FDEP.

B.	AIR AND WATER QUALITY

We are subject to various current federal, state and local environmental compliance laws and regulations governing air and water quality, resulting in capital expenditures and increased O&M expenses. These compliance laws and regulations included the Clean Air Interstate Rule (CAIR), the Clean Air Visibility Rule (CAVR), the North Carolina Clean Smokestacks Act, enacted in June 2002 (Clean Smokestacks Act) and mercury regulation. PEC has installed environmental compliance controls that meet the emission reduction requirements under the first phase of Clean Smokestacks Act. The air quality controls installed to comply with NOx requirements under certain sections of the Clean Air Act and the Clean Smokestacks Act, as well as PEC’s plan to replace a portion of its coal-fired generation with natural gas-fueled generation, largely address the CAIR requirements for NOx for our North Carolina units at PEC. PEF has installed environmental compliance controls that meet the emission reduction requirements under the first phase of CAIR.

The U.S. Court of Appeals for the District of Columbia (D.C. Court of Appeals) initially vacated the CAIR in its entirety and subsequently remanded the rule without vacating it for the EPA to conduct further proceedings consistent with the court’s prior opinion. In 2010, the EPA published the proposed Transport Rule, which is the regulatory program that will replace the CAIR when finalized. The proposed Transport Rule contains new emissions trading programs for nitrogen oxides (NOx) and sulfur dioxide (SO2) emissions as well as more stringent overall emissions targets. The EPA plans to finalize the Transport Rule in 2011. Due to significant investments in NOx and SO2 emissions controls and fleet modernization projects completed or under way, we believe both PEC and PEF are well positioned to comply with the Transport Rule. The outcome of the EPA’s rulemaking cannot be predicted. Because of the D.C. Court of Appeals’ decision that remanded the CAIR, the current implementation of the CAIR continues to fulfill best available retrofit technology (BART) for NOx and SO2 for BART-affected units under the CAVR. Should this determination change as the Transport Rule is promulgated, CAVR compliance eventually may require consideration of NOx and SO2 emissions in addition to particulate matter emissions for BART-eligible units.

In 2008, the D.C. Court of Appeals vacated the Clean Air Mercury Rule (CAMR). As a result, the EPA subsequently announced that it will develop a maximum achievable control technology (MACT) standard. The U.S. District Court for the District of Columbia issued an order requiring the EPA to issue a final MACT standard for power plants by November 16, 2011. On March 16, 2011, the EPA issued its proposed MACT standards for coal-fired and oil-fired electric steam generating units (EGUs). The proposed EGU MACT contains stringent emission limits for mercury, non-mercury metals, and acid gases from coal-fired units and hazardous air pollutant metals, acid gases, and hydrogen fluoride from oil-fired units. Following a 60-day public comment period, the EPA is scheduled to issue a final rule in November 2011. In addition, North Carolina adopted a state-specific requirement. The North Carolina mercury rule contains a requirement that all coal-fired units in the state install mercury controls by December 31, 2017, and requires compliance plan applications to be submitted in 2013. We are currently evaluating the impact of the EPA’s proposed EGU MACT standard and the North Carolina state-specific requirement. The outcome of these matters cannot be predicted.

To date, expenditures at PEF for CAIR regulation primarily relate to environmental compliance projects at Crystal River Units No. 4 and No. 5 (CR4 and CR5), which have both been completed and placed in service. Under an agreement with the FDEP, PEF will retire Crystal River Units No. 1 and No. 2 (CR1 and CR2) as coal-fired units and operate emission control equipment at CR4 and CR5. CR1 and CR2 will be retired after the second proposed nuclear unit at Levy completes its first fuel cycle, which was originally anticipated to be around 2020. As discussed in Note 4B, major construction activities for Levy are being postponed until after the NRC issues the Levy COL. As required, PEF has advised the FDEP of these developments that will delay the retirement of CR1 and CR2 beyond the originally anticipated date. We are currently evaluating the impacts of the Levy schedule on PEF’s compliance with environmental regulations. We cannot predict the outcome of this matter.

The EPA is continuing to record allowance allocations under the CAIR NOx trading program, in some cases for years beyond the estimated 2011 finalization of the Transport Rule. The EPA’s continued recording of CAIR NOx allowance allocations does not guarantee that allowances will continue to be usable for compliance after a replacement rule is finalized or that they will continue to have value in the future. SO2 emission allowances will be utilized to comply with existing Clean Air Act requirements. PEF’s CAIR expenses, including NOx allowance inventory expense, are recoverable through the ECRC. Emission allowances are included on the Balance Sheets in inventory and in other assets and deferred debits and have not changed materially from what was reported in the 2010 Form 10-K.

13.	COMMITMENTS AND CONTINGENCIES

Contingencies and significant changes to the commitments discussed in Note 22 in the 2010 Form 10-K are described below.

A.	PURCHASE OBLIGATIONS

As part of our ordinary course of business, we and the Utilities enter into various long- and short-term contracts for fuel requirements at our generating plants. Significant changes from the commitment amounts reported in Note 22A in the 2010 Form 10-K can result from new contracts, changes in existing contracts along with the impact of fluctuations in current estimates of future market prices for those contracts that are market price indexed. In most cases, these contracts contain provisions for price adjustments, minimum purchase levels, and other financial commitments. Additional commitments for fuel and related transportation will be required to supply the Utilities’ future needs. At March 31, 2011, our and the Utilities’ contractual cash obligations and other commercial commitments have not changed materially from what was reported in the 2010 Form 10-K.

B.	GUARANTEES

As a part of normal business, we enter into various agreements providing future financial or performance assurances to third parties. Such agreements include guarantees, standby letters of credit and surety bonds. At March 31, 2011, we do not believe conditions are likely for significant performance under these guarantees. To the extent liabilities are incurred as a result of the activities covered by the guarantees, such liabilities are included in the accompanying Balance Sheets.

At March 31, 2011, we have issued guarantees and indemnifications of and for certain asset performance, legal, tax and environmental matters to third parties, including indemnifications made in connection with sales of businesses. At March 31, 2011, our estimated maximum exposure for guarantees and indemnifications for which a maximum exposure is determinable was $307 million, including $31 million at PEF. Related to the sales of businesses, the latest specified notice period extends until 2013 for the majority of legal, tax and environmental matters provided for in the indemnification provisions. Indemnifications for the performance of assets extend to 2016. For certain matters for which we receive timely notice, our indemnity obligations may extend beyond the notice period. Certain indemnifications have no limitations as to time or maximum potential future payments. At March 31, 2011 and December 31, 2010, we had recorded liabilities related to guarantees and indemnifications to third parties of approximately $31 million. These amounts included $6 million for PEF at March 31, 2011 and December 31, 2010. During the three months ended March 31, 2011, our and the Utilities’ accruals and expenditures related to guarantees and indemnifications were not material. As current estimates change, it is possible that additional losses related to guarantees and indemnifications to third parties, which could be material, may be recorded in the future.

In addition, the Parent has issued $300 million in guarantees for certain payments of two wholly owned indirect subsidiaries (See Note 14).

C.	OTHER COMMITMENTS AND CONTINGENCIES

MERGER

Progress Energy and its directors have been named as defendants in eleven purported class action lawsuits with ten lawsuits brought in the Superior Court, Wake County, N.C. and one lawsuit filed in the United States District Court for the Eastern District of North Carolina, each in connection with the Merger (we refer to these lawsuits as the “actions”). The complaints in the actions allege, among other things, that the Merger Agreement was the product of breaches of fiduciary duty by the individual defendants, in that it allegedly does not provide for full and fair value for Progress Energy’s shareholders; that the Merger Agreement contains coercive deal protection measures; and that the Merger Agreement and the Merger were approved as a result, allegedly, of improper self-dealing by certain defendants who would receive certain alleged employment compensation benefits and continued employment pursuant to the Merger Agreement. The complaints in the actions also allege that Progress Energy aided and abetted the individual defendants’ alleged breaches of fiduciary duty. As relief, the plaintiffs in the actions seek, among other things, to enjoin completion of the Merger. The defendants believe that the allegations of the complaints in the actions are without merit and that they have substantial meritorious defenses to the claims made in the actions.

In each of the actions, the parties have agreed that the defendants need not move, plead, or otherwise respond to the complaint until thirty days after the plaintiff has filed an amended or consolidated amended complaint, or advised the defendants that it will not be filing such pleadings. These actions brought in the Superior Court, Wake County, N.C., have all been designated as Complex Business Cases and assigned to the North Carolina Business Court. The court scheduled an initial hearing and status conference for March 31, 2011, which by order dated March 30, 2011, the court continued until further notice. The court has not yet ruled on the pending motions.

Additionally, the complaint in the federal action was amended in early April 2011 to include allegations that the defendants violated federal securities laws in connection with statements contained in Duke Energy’s Registration Statement on Form S-4, filed with the SEC on March 17, 2011. Given the new allegations invoking federal securities laws, the defendants intend to move, plead, or otherwise respond to the amended federal complaint consistent with the provisions of the Private Securities Litigation Reform Act, which now governs the federal action.

On March 31, 2011, counsel for the federal action plaintiff sent a derivative demand letter to Mr. William D. Johnson, Chairman, President and CEO of Progress Energy, demanding that the Progress Energy board of directors desist from moving forward with the Merger, make certain disclosures, and engage in an auction of the company. Also on March 31, 2011, the same counsel sent Mr. Johnson a substantially identical derivative demand letter on behalf of two other purported Progress Energy shareholders.

On April 13, 2011, counsel for the federal action plaintiff sent another derivative demand letter to Mr. Johnson further demanding that the Progress Energy board of directors desist from moving forward with the Merger unless certain changes are made to the Merger Agreement and additional disclosures are made. Also on April 13, 2011, the same counsel sent Mr. Johnson a substantially identical derivative demand letter on behalf of two other purported Progress Energy shareholders.

We cannot predict the outcome of these matters.

ENVIRONMENTAL

We are subject to federal, state and local regulations regarding environmental matters (See Note 12).

SPENT NUCLEAR FUEL MATTERS

Pursuant to the Nuclear Waste Policy Act of 1982, the Utilities entered into contracts with the U.S. Department of Energy (DOE) under which the DOE agreed to begin taking spent nuclear fuel by no later than January 31, 1998. All similarly situated utilities were required to sign the same standard contract.

The DOE failed to begin taking spent nuclear fuel by January 31, 1998. In January 2004, the Utilities filed a complaint in the U.S. Court of Federal Claims against the DOE, claiming that the DOE breached the Standard Contract for Disposal of Spent Nuclear Fuel by failing to accept spent nuclear fuel from our various facilities on or before January 31, 1998. Approximately 60 cases involving the government’s actions in connection with spent nuclear fuel are currently pending in the Court of Federal Claims. The Utilities have asserted nearly $91 million in damages incurred between January 31, 1998, and December 31, 2005, the time period set by the court for damages in this case. The Utilities may file subsequent damage claims as they incur additional costs.

In 2008, the Utilities received a ruling from the U.S. Court of Federal Claims awarding $83 million in the claim against the DOE for failure to abide by a contract for federal disposition of spent nuclear fuel. A request for reconsideration filed by the DOJ resulted in an immaterial reduction of the award. Substantially all of the award relates to costs incurred by PEC. On August 15, 2008, the DOJ appealed the U.S. Court of Federal Claims ruling to the D.C. Court of Appeals. On July 21, 2009, the D.C. Court of Appeals vacated and remanded the calculation of damages back to the Trial Court but affirmed the portion of damages awarded that were directed to overhead costs and other indirect expenses. The DOJ requested a rehearing en banc but the D.C. Court of Appeals denied the motion on November 3, 2009. The U.S. Court of Federal Claims held the remand hearing on the calculation of damages on February 16, 2011, but the judge has not issued a ruling. In the event that the Utilities recover damages in this matter, such recovery will primarily offset capital assets and therefore is not expected to have a material impact on the Utilities’ results of operations. However, the Utilities cannot predict the outcome of this matter.

SYNTHETIC FUELS MATTERS

On October 21, 2009, a jury delivered a verdict in a lawsuit against Progress Energy and a number of our subsidiaries and affiliates arising out of an Asset Purchase Agreement dated as of October 19, 1999, and amended as of August 23, 2000, (the Asset Purchase Agreement) by and among U.S. Global, LLC (Global); four coal-based solid synthetic fuels limited liability companies, three of which were wholly owned (Earthco); certain affiliates of Earthco; EFC Synfuel LLC (which was owned indirectly by Progress Energy, Inc.) and certain of its affiliates, including Solid Energy LLC; Solid Fuel LLC; Ceredo Synfuel LLC; Gulf Coast Synfuel LLC (renamed Sandy River Synfuel LLC) (collectively, the Progress Affiliates). In a case filed in the Circuit Court for Broward County, Fla., in March 2003 (the Florida Global Case), Global had requested an unspecified amount of compensatory damages, as well as declaratory relief. Global asserted (1) that pursuant to the Asset Purchase Agreement, it was entitled to an interest in two synthetic fuels facilities previously owned by the Progress Affiliates and an option to purchase additional interests in the two synthetic fuels facilities and (2) that it was entitled to damages because the Progress Affiliates prohibited it from procuring purchasers for the synthetic fuels facilities. As a result of the expiration of the Internal Revenue Code Section 29 tax credit program on December 31, 2007, all of our synthetic fuels businesses were abandoned and we reclassified our synthetic fuels businesses as discontinued operations.

The jury awarded Global $78 million. On October 23, 2009, Global filed a motion to assess prejudgment interest on the award. On November 20, 2009, the court granted the motion and assessed $55 million in prejudgment interest and entered judgment in favor of Global in a total amount of $133 million. During the year ended December 31, 2009, we recorded an after-tax charge of $74 million to discontinued operations. In December 2009, we made a $154 million payment, which represents payment of the total judgment and a required premium equivalent to two years of interest, to the Broward County Clerk of Court bond account. The appellate briefing process has been completed. Oral argument has not yet been scheduled. We cannot predict the outcome of this matter.

In a second suit filed in the Superior Court for Wake County, N.C., Progress Synfuel Holdings, Inc. et al. v. U.S. Global, LLC (the North Carolina Global Case), the Progress Affiliates seek declaratory relief consistent with our interpretation of the Asset Purchase Agreement. Global was served with the North Carolina Global Case on April 17, 2003.

On May 15, 2003, Global moved to dismiss the North Carolina Global Case for lack of personal jurisdiction over Global. In the alternative, Global requested that the court decline to exercise its discretion to hear the Progress Affiliates’ declaratory judgment action. On August 7, 2003, the Wake County Superior Court denied Global’s motion to dismiss, but stayed the North Carolina Global Case, pending the outcome of the Florida Global Case. The Progress Affiliates appealed the superior court’s order staying the case. By order dated September 7, 2004, the North Carolina Court of Appeals dismissed the Progress Affiliates’ appeal. Based upon the verdict in the Florida Global Case, we anticipate dismissal of the North Carolina Global Case.

FLORIDA NUCLEAR COST RECOVERY

On February 8, 2010, a lawsuit was filed against PEF in state circuit court in Sumter County, Fla., alleging that the Florida nuclear cost-recovery statute (Section 366.93, Florida Statutes) violates the Florida Constitution, and seeking a refund of all monies collected by PEF pursuant to that statute with interest. The complaint also requests that the court grant class action status to the plaintiffs. On April 6, 2010, PEF filed a motion to dismiss the complaint. The trial judge issued an order on May 3, 2010, dismissing the complaint. The plaintiffs filed an amended complaint on June 1, 2010. PEF believes the lawsuit is without merit and filed a motion to dismiss the amended complaint on July 12, 2010. On October 1, 2010, the plaintiffs filed an appeal of the trial court’s order dismissing the complaint. Initial and reply briefs have been filed by the appellants and PEF. The appellants filed their response brief on January 25, 2011. Oral argument was held on May 5, 2011. We cannot predict the outcome of this matter.

OTHER LITIGATION MATTERS

We and our subsidiaries are involved in various litigation matters in the ordinary course of business, some of which involve substantial amounts. Where appropriate, we have made accruals and disclosures to provide for such matters. In the opinion of management, the final disposition of pending litigation would not have a material adverse effect on our consolidated results of operations or financial position.

14.	CONDENSED CONSOLIDATING STATEMENTS

As discussed in Note 23 in the 2010 Form 10-K, we have guaranteed certain payments of two 100 percent owned indirect subsidiaries, FPC Capital I (the Trust) and Florida Progress Funding Corporation (Funding Corp.). Our guarantees are joint and several, full and unconditional and are in addition to the joint and several, full and unconditional guarantees issued to the Trust and Funding Corp. by Florida Progress. Our subsidiaries have provisions restricting the payment of dividends to the Parent in certain limited circumstances and as disclosed in Note 11B in the 2010 Form 10-K, there were no restrictions on PEC’s or PEF’s retained earnings.

The Trust is a VIE of which we are not the primary beneficiary. Separate financial statements and other disclosures concerning the Trust have not been presented because we believe that such information is not material to investors.

Presented below are the condensed consolidating Statements of Income, Balance Sheets and Cash Flows as required by Rule 3-10 of Regulation S-X. In these condensed consolidating statements, the Parent column includes the financial results of the parent holding company only. The Subsidiary Guarantor column includes the consolidated financial results of Florida Progress only, which is primarily comprised of its wholly owned subsidiary PEF. The Non-guarantor Subsidiaries column includes the consolidated financial results of all non-guarantor subsidiaries, which is primarily comprised of our wholly owned subsidiary PEC. The Other column includes elimination entries for all intercompany transactions and other consolidation adjustments. Financial statements for PEC and PEF are separately presented elsewhere in this Form 10-Q. All applicable corporate expenses have been allocated appropriately among the guarantor and non-guarantor subsidiaries. The financial information may not necessarily be indicative of results of operations or financial position had the Subsidiary Guarantor or other non-guarantor subsidiaries operated as independent entities.

Condensed Consolidating Statement of Income

Three months ended March 31, 2011

(in millions)	Parent	Subsidiary Guarantor	Non-Guarantor Subsidiaries	Other	Progress Energy, Inc.
Operating revenues
Operating revenues	$—	$1,034	$1,133	$—	$2,167
Affiliate revenues	—	—	74	(74)	—

Total operating revenues	—	1,034	1,207	(74)	2,167

Operating expenses
Fuel used in electric generation	—	355	363	—	718
Purchased power	—	153	67	—	220
Operation and maintenance	3	211	351	(71)	494
Depreciation, amortization and accretion	—	25	129	—	154
Taxes other than on income	—	85	59	(4)	140
Other	—	(10)	—	—	(10)

Total operating expenses	3	819	969	(75)	1,716

Operating (loss) income	(3)	215	238	1	451

Other income (expense)
Interest income	—	1	—	—	1
Allowance for equity funds used during construction	—	9	20	—	29
Other, net	—	5	(2)	—	3

Total other income, net	—	15	18	—	33

Interest charges
Interest charges	73	75	51	—	199
Allowance for borrowed funds used during construction	—	(4)	(5)	—	(9)

Total interest charges, net	73	71	46	—	190

(Loss) income from continuing operations before income tax and equity in earnings of consolidated subsidiaries	(76)	159	210	1	294
Income tax (benefit) expense	(31)	60	80	(2)	107
Equity in earnings of consolidated subsidiaries	229	—	—	(229)	—

Income from continuing operations	184	99	130	(226)	187
Discontinued operations, net of tax	—	(1)	(1)	—	(2)

Net income	184	98	129	(226)	185
Net income attributable to noncontrolling interests, net of tax	—	(1)	—	—	(1)

Net income attributable to controlling interests	$184	$97	$129	$(226)	$184

Condensed Consolidating Statement of Income

Three months ended March 31, 2010

(in millions)	Parent	Subsidiary Guarantor	Non-Guarantor Subsidiaries	Other	Progress Energy, Inc.
Operating revenues
Operating revenues	$—	$1,272	$1,263	$—	$2,535
Affiliate revenues	—	—	61	(61)	—

Total operating revenues	—	1,272	1,324	(61)	2,535

Operating expenses
Fuel used in electric generation	—	413	483	—	896
Purchased power	—	213	50	—	263
Operation and maintenance	3	205	329	(57)	480
Depreciation, amortization and accretion	—	124	122	—	246
Taxes other than on income	—	93	64	(3)	154
Other	—	2	—	—	2

Total operating expenses	3	1,050	1,048	(60)	2,041

Operating (loss) income	(3)	222	276	(1)	494

Other income (expense)
Interest income	2	—	1	(1)	2
Allowance for equity funds used during construction	—	8	13	—	21
Other, net	(1)	3	(7)	—	(5)

Total other income, net	1	11	7	(1)	18

Interest charges
Interest charges	71	70	52	(2)	191
Allowance for borrowed funds used during construction	—	(5)	(4)	—	(9)

Total interest charges, net	71	65	48	(2)	182

(Loss) income from continuing operations before income tax and equity in earnings of consolidated subsidiaries	(73)	168	235	—	330
Income tax (benefit) expense	(30)	69	97	3	139
Equity in earnings of consolidated subsidiaries	233	—	—	(233)	—

Income from continuing operations before cumulative effect of change in accounting principle	190	99	138	(236)	191
Discontinued operations, net of tax	—	1	—	—	1
Cumulative effect of change in accounting principle, net of tax	—	—	(2)	—	(2)

Net income	190	100	136	(236)	190
Net (income) loss attributable to noncontrolling interests, net of tax	—	(1)	2	(1)	—

Net income attributable to controlling interests	$190	$99	$138	$(237)	$190

Condensed Consolidating Balance Sheet

March 31, 2011

(in millions)	Parent	Subsidiary Guarantor	Non-Guarantor Subsidiaries	Other	Progress Energy, Inc.
ASSETS
Utility plant, net	$—	$10,225	$11,167	$90	$21,482

Current assets
Cash and cash equivalents	3	55	114	—	172
Receivables, net	—	436	444	—	880
Notes receivable from affiliated companies	89	27	72	(188)	—
Regulatory assets	—	59	42	—	101
Derivative collateral posted	—	117	18	—	135
Income taxes receivable	34	1	20	(19)	36
Prepayments and other current assets	14	745	914	(204)	1,469

Total current assets	140	1,440	1,624	(411)	2,793

Deferred debits and other assets
Investment in consolidated subsidiaries	14,143	—	—	(14,143)	—
Regulatory assets	—	1,321	985	—	2,306
Goodwill	—	—	—	3,655	3,655
Nuclear decommissioning trust funds	—	575	1,066	—	1,641
Other assets and deferred debits	130	243	891	(519)	745

Total deferred debits and other assets	14,273	2,139	2,942	(11,007)	8,347

Total assets	$14,413	$13,804	$15,733	$(11,328)	$32,622

CAPITALIZATION AND LIABILITIES
Equity
Common stock equity	$10,047	$4,739	$5,728	$(10,467)	$10,047
Noncontrolling interests	—	2	—	1	3

Total equity	10,047	4,741	5,728	(10,466)	10,050

Preferred stock of subsidiaries	—	34	59	—	93
Long-term debt, affiliate	—	309	—	(36)	273
Long-term debt, net	3,993	4,182	3,693	—	11,868

Total capitalization	14,040	9,266	9,480	(10,502)	22,284

Current liabilities
Current portion of long-term debt	—	300	—	—	300
Short-term debt	79	—	—	—	79
Notes payable to affiliated companies	—	186	3	(189)	—
Derivative liabilities	—	171	49	—	220
Other current liabilities	262	981	1,021	(224)	2,040

Total current liabilities	341	1,638	1,073	(413)	2,639

Deferred credits and other liabilities
Noncurrent income tax liabilities	2	560	1,697	(494)	1,765
Regulatory liabilities	—	1,018	1,517	90	2,625
Other liabilities and deferred credits	30	1,322	1,966	(9)	3,309

Total deferred credits and other liabilities	32	2,900	5,180	(413)	7,699

Total capitalization and liabilities	$14,413	$13,804	$15,733	$(11,328)	$32,622

Condensed Consolidating Balance Sheet

December 31, 2010

(in millions)	Parent	Subsidiary Guarantor	Non-Guarantor Subsidiaries	Other	Progress Energy, Inc.
ASSETS
Utility plant, net	$—	$10,189	$10,961	$90	$21,240

Current assets
Cash and cash equivalents	110	270	231	—	611
Receivables, net	—	497	536	—	1,033
Notes receivable from affiliated companies	14	48	115	(177)	—
Regulatory assets	—	105	71	—	176
Derivative collateral posted	—	140	24	—	164
Income taxes receivable	14	1	90	(53)	52
Prepayments and other current assets	16	750	894	(220)	1,440

Total current assets	154	1,811	1,961	(450)	3,476

Deferred debits and other assets
Investment in consolidated subsidiaries	14,316	—	—	(14,316)	—
Regulatory assets	—	1,387	987	—	2,374
Goodwill	—	—	—	3,655	3,655
Nuclear decommissioning trust funds	—	554	1,017	—	1,571
Other assets and deferred debits	75	238	894	(469)	738

Total deferred debits and other assets	14,391	2,179	2,898	(11,130)	8,338

Total assets	$14,545	$14,179	$15,820	$(11,490)	$33,054

CAPITALIZATION AND LIABILITIES
Equity
Common stock equity	$10,023	$4,957	$5,686	$(10,643)	$10,023
Noncontrolling interests	—	4	—	—	4

Total equity	10,023	4,961	5,686	(10,643)	10,027

Preferred stock of subsidiaries	—	34	59	—	93
Long-term debt, affiliate	—	309	—	(36)	273
Long-term debt, net	3,989	4,182	3,693	—	11,864

Total capitalization	14,012	9,486	9,438	(10,679)	22,257

Current liabilities
Current portion of long-term debt	205	300	—	—	505
Notes payable to affiliated companies	—	175	3	(178)	—
Derivative liabilities	18	188	53	—	259
Other current liabilities	278	1,002	1,184	(273)	2,191

Total current liabilities	501	1,665	1,240	(451)	2,955

Deferred credits and other liabilities
Noncurrent income tax liabilities	3	528	1,608	(443)	1,696
Regulatory liabilities	—	1,084	1,461	90	2,635
Other liabilities and deferred credits	29	1,416	2,073	(7)	3,511

Total deferred credits and other liabilities	32	3,028	5,142	(360)	7,842

Total capitalization and liabilities	$14,545	$14,179	$15,820	$(11,490)	$33,054

Condensed Consolidating Statement of Cash Flows

Three months ended March 31, 2011

(in millions)	Parent	Subsidiary Guarantor	Non-Guarantor Subsidiaries	Other	Progress Energy, Inc.
Net cash provided by operating activities	$280	$257	$337	$(428)	$446

Investing activities
Gross property additions	—	(218)	(283)	—	(501)
Nuclear fuel additions	—	(7)	(50)	—	(57)
Purchases of available-for-sale securities and other investments	—	(1,661)	(156)	—	(1,817)
Proceeds from available-for-sale securities and other investments	—	1,661	148	—	1,809
Changes in advances to affiliated companies	(75)	21	42	12	—
Contributions to consolidated subsidiaries	(10)	—	—	10	—
Other investing activities	—	43	5	(2)	46

Net cash used by investing activities	(85)	(161)	(294)	20	(520)

Financing activities
Issuance of common stock, net	8	—	—	—	8
Dividends paid on common stock	(183)	—	—	—	(183)
Dividends paid to parent	—	(328)	(100)	428	—
Net increase in short-term debt	79	—	—	—	79
Proceeds from issuance of long-term debt, net	494	—	—	—	494
Retirement of long-term debt	(700)	—	—	—	(700)
Changes in advances from affiliated companies	—	11	—	(11)	—
Contributions from parent	—	10	—	(10)	—
Other financing activities	—	(4)	(60)	1	(63)

Net cash used by financing activities	(302)	(311)	(160)	408	(365)

Net decrease in cash and cash equivalents	(107)	(215)	(117)	—	(439)
Cash and cash equivalents at beginning of period	110	270	231	—	611

Cash and cash equivalents at end of period	$3	$55	$114	$—	$172

Condensed Consolidating Statement of Cash Flows

Three months ended March 31, 2010

(in millions)	Parent	Subsidiary Guarantor	Non-Guarantor Subsidiaries	Other	Progress Energy, Inc.
Net cash (used) provided by operating activities	$(36)	$209	$484	$(71)	$586

Investing activities
Gross property additions	—	(275)	(304)	24	(555)
Nuclear fuel additions	—	(8)	(46)	—	(54)
Purchases of available-for-sale securities and other investments	—	(1,823)	(163)	—	(1,986)
Proceeds from available-for-sale securities and other investments	—	1,827	150	—	1,977
Changes in advances to affiliated companies	(89)	(2)	296	(205)	—
Return of investment in consolidated subsidiaries	30	—	—	(30)	—
Contributions to consolidated subsidiaries	(21)	—	—	21	—
Other investing activities	—	(1)	—	—	(1)

Net cash used by investing activities	(80)	(282)	(67)	(190)	(619)

Financing activities
Issuance of common stock, net	197	—	—	—	197
Dividends paid on common stock	(175)	—	—	—	(175)
Dividends paid to parent	—	(50)	—	50	—
Dividends paid to parent in excess of retained earnings	—	—	(30)	30	—
Net decrease in short-term debt	(140)	—	—	—	(140)
Proceeds from issuance of long-term debt, net	—	591	—	—	591
Retirement of long-term debt	(100)	—	—	—	(100)
Changes in advances from affiliated companies	—	(211)	6	205	—
Contributions from parent	—	10	19	(29)	—
Other financing activities	—	—	(49)	5	(44)

Net cash (used) provided by financing activities	(218)	340	(54)	261	329

Net (decrease) increase in cash and cash equivalents	(334)	267	363	—	296
Cash and cash equivalents at beginning of period	606	72	47	—	725

Cash and cash equivalents at end of period	$272	$339	$410	$—	$1,021